Filed Pursuant to Rule 424(b)(5)

Registration No. 333-274458

(To Prospectus dated September 27, 2023)

2,171,433 American Depositary Shares representing 195,428,970 Ordinary Shares

SaverOne 2014 Ltd.

We are offering directly to certain institutional investors pursuant to this prospectus supplement and the accompanying prospectus 195,428,970 ordinary shares represented by 2,171,433 American Depositary Shares, or ADSs, at an offering price of $0.70 per ADS. Each ADS represents ninety (90) of our ordinary shares, par value NIS 0.01 per share.

Our ADSs are listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “SVRE”. On January 29, 2025, the closing price of our ADSs on Nasdaq was $0.80 per ADS. Our ordinary shares also trade on the Tel Aviv Stock Exchange, or the TASE, under the symbol “SVRE”. On January 29, 2025, the last reported sale price of our ordinary shares on the TASE was NIS 0.035 or $0.0097 per share (based on the exchange rate reported by the Bank of Israel on that date, which was NIS 3.6 = $1.00).

In addition, we are offering warrants to purchase up to an aggregate of 4,342,866 ADS at an exercise price of $0.80 per ADS (the “Private Placement Warrants”) in a concurrent private placement, with each Private Placement Warrant having the right to purchase one (1) ADS. The Private Placement Warrants will become exercisable following the Company’s receipt of shareholder approval to increase the number of its authorized ordinary shares pursuant to the Company’s amended and restated Articles of Association (the “Shareholder Approval Date”) and will expire twenty-four (24) months from the Shareholder Approval Date. The Private Placement Warrants and the ordinary shares issuable upon the exercise of such warrants (the “Warrant Shares”) are not being registered under the Securities Act of 1933, as amended (the “Securities Act”), and are not being offered pursuant to this prospectus supplement and the accompanying prospectus. They are being offered pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

The aggregate market value of our outstanding voting and non-voting common equity held by non-affiliates as of January 29, 2025, based on the closing price of our ADSs of $1.58 on the Nasdaq on December 24, 2024 , as calculated in accordance with General Instruction I.B.5. of Form F-3, was approximately $8.4 million. During the prior 12 calendar month period that ends on, and includes, the date of this prospectus supplement (excluding this offering), we sold $1.13 million of securities pursuant to General Instruction I.B.5 of Form F-3.

One-third of our public float, calculated in accordance with General Instruction I.B.6 of Form F-3, is equal to approximately $2.8 million, after deducting the aggregate market value of securities sold pursuant to General Instruction I.B.6 of Form F-3. In no event will we sell securities registered on this registration statement in a public primary offering with a value exceeding more than one-third of our public float in any 12-calendar month period so long as our public float remains below $75.0 million pursuant to General Instruction I.B.5 of Form F-3.

We have engaged H.C. Wainwright & Co., LLC as our exclusive placement agent to place the securities offered by this prospectus supplement and the accompanying prospectus on a reasonable best effort. The Placement Agent has no obligation to purchase any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the ordinary shares. We have agreed to pay the Placement Agent the cash fee set forth in the table below. See “Plan of Distribution” beginning on page S-20 of this prospectus supplement for a complete description of the compensation to be received by the Placement Agent.

We intend to use the proceeds from this offering for general corporate purposes, including working capital. See “Use of Proceeds.”

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and a “foreign private issuer”, as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, and are eligible for reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-12 of this prospectus supplement and in the documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission, or the SEC, nor any state or other foreign securities commission has approved nor disapproved these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

	Per ADS(1)	Total(1)
Offering price	$0.70	$1,520,003.10
Placement Agent fees(2)	$0.049	$106,400.22
Proceeds to us (before offering expenses)	$0.651	$1,413,602.88

(1)	The amount of the offering and the offering proceeds to us presented in this table does not give effect to any exercise of the Private Placement Warrants.

(2)	Represents a cash fee equal to 7% of the aggregate purchase price paid by investors in this offering.” See “Plan of Distribution” beginning on page S-20 of this prospectus supplement for a complete description of the compensation to be received by the Placement Agent.

H.C. Wainwright & Co.

The date of this prospectus supplement is January 30, 2025

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement or any prospectus supplement or amendment thereof. Neither we, nor the Placement Agent, have authorized any other person to provide you with information that is different from, or adds to, that contained in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the Placement Agent take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate only as of their respective dates, regardless of the time of delivery of thereof or of any sale of our ordinary shares. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of any securities in any jurisdiction in which such offer is unlawful.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this public offering and the distribution of this prospectus applicable to that jurisdiction.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement on Form F-3 (File No. 333-274458) that was declared effective by the SEC on September 27, 2023. Under this “shelf” registration process, we may, from time to time, sell any combination of the securities described in the accompanying prospectus in one or more offerings up to a total amount of $50,000,000. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we may authorize for use in connection with this offering in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus supplement entitled, “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.” These documents contain important information that you should consider when making your investment decision.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein or therein. The second part, the accompanying prospectus, including the documents incorporated by reference into the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to the combined document consisting of this prospectus supplement and the accompanying prospectus. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference herein or therein that was filed with the SEC before the date of this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date - for example, a document incorporated by reference in the accompanying prospectus - the statement in the document having the later date modifies or supersedes the earlier statement.

Unless otherwise indicated, all references to “Company,” “we,” “us,” “our” and “SaverOne” refer to SaverOne 2014 Ltd.

OUR HISTORY

We were incorporated in Israel on November 16, 2014 under the name SaverOne 2014 Ltd.

INDUSTRY AND MARKET DATA

This prospectus supplement includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we are responsible for all of the disclosures contained in this prospectus supplement, including such statistical, market and industry data, we have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. In addition, while we believe the market opportunity information included in this prospectus supplement is generally reliable and is based on reasonable assumptions, such data involves risks and uncertainties, including those discussed under the heading, “Risk Factors.”

S-ii

PRESENTATION OF FINANCIAL INFORMATION

The term “NIS” refers to New Israeli Shekels, the lawful currency of the State of Israel, and the terms “dollar” or “$” refer to U.S. dollars, the lawful currency of the United States. We prepare our financial statements in NIS. This prospectus supplement contains conversions of NIS amounts into U.S. dollars at specific rates solely for the convenience of the reader. Unless otherwise noted, for the purposes of the presentation of financial data, all conversions from NIS to U.S. dollars and from U.S. dollars to NIS were made at the rate of NIS 3.759 to $1.00, based on the representative exchange rate reported by the Bank of Israel on December 31, 2024. The dollar amounts presented in this prospectus supplement should not be construed as representing amounts that are receivable or payable in dollars or convertible into dollars, unless otherwise indicated.

We report under International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB. None of the financial statements were prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.

Certain figures included in this prospectus supplement have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

TRADEMARKS AND TRADENAMES

We own or have rights to trademarks, service marks and trade names that we use in connection with the operation of our business, including our corporate name, logos and website names. Other trademarks, service marks and trade names appearing in this prospectus supplement are the property of their respective owners. Solely for convenience, some of the trademarks, service marks and trade names referred to in this prospectus supplement are listed without the ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our trademarks, service marks and trade names.

We are not making offers to sell or solicitations to buy our ADSs in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information in this prospectus supplement, the accompanying prospectus or any related free writing prospectus is accurate only as of the date on the front of the document and that any information that we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or any related free writing prospectus, or any sale of securities.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus and in the documents we incorporate by reference. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” sections contained in this prospectus supplement and the accompanying prospectus and our financial statements and the related notes and the other documents incorporated by reference herein, as well as the information included in any free writing prospectus that we have authorized for use in connection with this offering.

Our Company

We are a technology company engaged in the design, development and commercialization of transportation and safety solutions, designed to save lives by preventing car accidents based on our patented technology of detecting, analyzing and locating cellular phone radio frequency, or RF, Signals. Using this core technology, we are developing two product lines. The first is an In Cabin Driver Distraction Prevention Solution, or DDPS, which comprises an aftermarket product for vehicles (i.e., vehicles already supplied to customers) that is in a commercial phase and an original equipment manufacturer, or OEM, product targeting vehicle manufacturers which is in development. The second is an Advanced Driver-Assistance System, or ADAS, product that detects vulnerable road users, or VRUs, and provides warning to the vehicle regarding potential collision.

Our DDPS, known also as the SaverOne system, provides an advanced driver safety solution that can identify and monitor mobile phones located in the driver’s vicinity and selectively block use of life-threatening applications. Our technology is based on our proprietary hardware, software and algorithms, and we believe it has significant advantages over our competitors’ because our solution meets the National Highway Traffic Safety Administration’s, or NHTSA, guidelines for a complete solution for distracted driving. Our DDPS solution can be utilized in commercial vehicles, buses, vehicles owned or leased by companies that are provided to employees, private vehicles and other forms of transportation.

The first-generation DDPS product was for the aftermarket vehicle market and was intended for private vehicles, trucks and buses. This Generation 1.0 was launched in late 2019, initially for private cars, and thereafter was made commercially available to trucks and buses. It is currently marketed in Israel as part of our pre-commercialization/early user campaign. We are working on pilot programs with various fleet and system integrators in the United States, Europe, Asia and APAC. As of August 26, 2024, about 4,800 systems have been ordered (which includes about 950 systems ordered as part of our ongoing Generation 1.0 and Generation 2.0 pilot program and about 3,850 systems purchased in commercial orders by our Generation 1.0 and Generation 2.0 customers) and about 3,750 of these systems have been installed.

The second-generation DDPS product, which was released in the fourth quarter of 2022, replaced Generation 1.0, which we phased out in the first quarter of 2023. This Generation 2.0 is intended for the global automobile market. It includes significant improvements to our Generation 1.0 solution for maximal performance, compatibility with automobiles and cellular networks, market penetration and profitability. We are targeting the global aftermarket automobile market starting with the U.S. and Europe.

With respect to our DDPS OEM solution, we plan to integrate it into the vehicle manufacturing process, to be offered directly to customers by the vehicle manufacturer as part of the vehicle. We are currently working with one of the leading global OEMs in order to have the SaverOne technology integrated into vehicles during the manufacturing process. The OEM solution is in the early stage of development, and we expect to launch it during the first half of 2025. Since the development of our OEM solution is still in an early stage, it is too early to estimate the cost of development.

In the past several years, we believe that public awareness and demand for driver safety technologies has grown substantially. While there are currently many driver assistant products on the market, we believe that the safety of drivers will be substantially improved with our technology. Our mission is to enhance driver safety by providing a solution that is highly reliable and able to prevent certain driver distractions related to mobile phone usage while driving, which we believe is a major cause for driver distraction related automobile accidents. Mobile phone distracted driving is a leading cause of traffic accidents in the United States. According to a survey done by the NHTSA, 660,000 drivers in the United States attempt to use their mobile phones while driving at any given moment. The National Safety Council, or NSC reports that mobile phone use during driving causes approximately 1.6 million traffic accidents annually in the United States alone, leading to the death of approximately 4,600 people and injuring an additional 391,000 people. Moreover, the Federal Motor Carrier Safety Administration, or FMCSA, reported that 71% of commercially driven large-truck crashes occurred because of driver distraction.

Distracted driving due to mobile phone usage is not just a problem in the United States. A number of surveys conducted across Europe and Oceania have revealed troubling statistics about its prevalence across nations. In the Czech Republic, 36% of drivers admitted to using their phone almost every time they get behind the wheel. In both Spain and Ireland, 25% of drivers admitted to using their phone while driving. In Germany, at any given moment an average of 7% of all drivers are distracted while driving.  This problem of distracted driving extends to Australia as well, where one-quarter of drivers admitted to using their phone while driving.

As of the first quarter of 2023, there were an estimated 286 million cars and trucks on the road in the United States and approximately 339 million cars and trucks on the road in Europe. In addition, it is estimated that approximately 75 million new cars were sold worldwide in 2023.

The ramifications of mobile phone distracted driving exceed the bounds of just physical damage, as they can be exceedingly costly for drivers as well. For example, expressed on a per death basis, the cost of all motor-vehicle crashes (fatal, nonfatal injury, and property damage) was $11,880,000 according to the NSC. In addition, the total societal and economic costs of distracted driving crashes in the United States was estimated at $871 billion according to the NHTSA. Specifically with regard to commercial vehicle crashes, the average total costs of commercial motor vehicle crashes for the years of 2012-2015 was over $11 billion per year according to the FMCSA. Accordingly, we believe that there is a tremendous financial incentive for a solution to this grave problem.

In response to the need for a solution to distracted driving resulting from the use of mobile phones, the NHTSA has published a comprehensive study suggesting that a complete solution must contain the following features: (i) the ability to distinguish between the driver’s area of the vehicle and the rest of the vehicle, (ii) does not depend on the cooperation of the driver, and (iii) selective blocking of cell phone applications. Our SaverOne system has been designed with these features in mind and it is for this reason that we believe that it is significantly better than the existing product solutions sold in the market.

The NHTSA’s driving guidelines do not constitute U.S. law and compliance does not result in compliance with U.S. driving safety regulations. In order to market our products to vehicle manufacturers we may be required to meet different types of regulations requirements such as International Organization for Standardization (ISO) 26262 Functional Safety Regulations (ASIL), the International Standard for Automotive Quality Management Systems (IAFT) 16949, Automotive Software Process Improvement and Capability Determination (SPICE) or other common quality management standards. In order to meet the quality requirements, we will have to cooperate with vehicle manufacturers, to receive their customers’ quality requirements that meet the requisite regulation of such customers and implement tools, processes and methodologies. Such implementation will require significant resources and funds and is expected to consume significant time and effort. We expect that only our OEM solution, which is a solution designed for the OEM market may require compliance with the foregoing regulations, whereas our Generation 1.0 and 2.0 solutions, both after-market solutions, are not required to comply with the foregoing regulations.

The SaverOne system currently has achieved safety and radiation certifications from Hermon Laboratories, an internationally approved testing and certification lab. SaverOne’s solution is certified for operating in Israel, the United States, Europe and Japan. These certifications assure that SaverOne product complies with the regulations/legislations in these countries/regions.

Strategy

Our objective is to develop and commercialize technologies and applications designed to save lives by preventing car accidents, by detecting, analyzing and locating cellular phone RF Signals. We are targeting two business segments in development of the technology necessary to create a life-saving system that prevents certain uses of cell phones while driving a motor vehicle. The first is the DDPS which targets two product lines: an aftermarket product that is in a commercial phase, and an OEM product which is in development. The second business segment is the ADAS segment for which we offer a sensor that is dealing with the detection of VRUs by providing a warning to the vehicle regarding potential collision. We plan to market our products worldwide, targeting vehicle manufacturers and Tier-1 companies (that integrate solutions and products into the vehicle manufacturing process) with our OEM integrated solutions, and the commercial fleets (trucks and other vehicles) and public transportation companies with our aftermarket solutions.

In order to expand the commercialization of our technologies and solutions, we intend to:

●	Increase the marketing and sales efforts of our SaverOne Generation 2.0 solution, which is aftermarket solution that is deployed for private vehicles, commercial trucks and buses.

●	Complete the development of our OEM solution. The aim of our OEM solution is that it will be directly integrated into the vehicle manufacturing process for seamless integration in the driving experience.

●	Advance our commercialization efforts and infrastructure. We are advancing our commercialization efforts and infrastructure, including increasing our sales presence globally. As we have completed the development of our Generation 2.0 and advance our OEM solution, we intend to enlarge the production process, and to turn to potential customers, directly and/or through third-party distributors.

●	Complete the development of our ADAS VRU solution. The aim of our VRU solution is that it will be directly integrated into the vehicle manufacturing process for seamless integration in the driving experience, assisting with preventing collisions between vehicles and pedestrians or other road users.

●	Form alliances with industry leaders (i.e. vehicle integrators, components manufacturers) and OEMs. We plan to expand our collaboration with OEMs and Tier-1 companies in order to integrate the SaverOne solution directly into the vehicle manufacturing process for seamless integration in the driving experience.

●	Monitor and assist governmental regulatory initiatives for enforcing implementation of driver distraction prevention systems in the vehicle. We intend to approach regulators around the globe such as the United Nations Economic Commission for Europe (UN-ECE) and the NHTSA in the US, in order to present the SaverOne solution, which we believe will help advance broad adoption of regulations that will require vehicles to implement our solution.

Recent Funding Transactions

The Yorkville Transaction

On July 16, 2024, we entered into the standby equity purchase agreement, dated as of July 16, 2024, with YA II PN, LTD., a Cayman Islands exempt limited partnership (“Yorkville”) (the “SEPA”), pursuant to which Yorkville has committed to purchase up to $15.0 million of our ADSs at our direction from time to time during the commitment period, subject to the restrictions and satisfaction of the conditions in the SEPA.

Pursuant to the SEPA, subject to the terms and conditions set forth therein, the Company has the right, but not the obligation, to issue an Advance to Yorkville, and Yorkville has the obligation to subscribe for the Company’s ADSs for an aggregate subscription amount of up to the Commitment Amount, at any time from the date of the SEPA until July 16, 2027, unless terminated earlier pursuant to the SEPA (the “Commitment Period”), by delivering an Advance Notice to Yorkville . As described below, without Yorkville’s consent, the Company does not have the right to require Yorkville to subscribe for any ADSs if a balance remains outstanding under the promissory notes issued to Yorkville, unless an Amortization Event has occurred and the proceeds of any Advance is applied towards repayment of a balance under those promissory notes.

Yorkville advanced to the Company the principal amount of $3,000,000 (the “Pre-Paid Advance”), evidenced by the Promissory Notes, which are convertible into Company’s ADSs.. Each Pre-Paid Advance was subject to a 3% discount of the principal amount of the Pre-Paid Advance.

Principal, interest and any other payments due under the Promissory Notes shall be paid in cash on January 16, 2026 (the “Maturity Date”), unless converted by Yorkville or redeemed by the Company. Except as specifically permitted by the terms of the Promissory Notes, the Company may not prepay or redeem any portion of the outstanding principal and accrued and unpaid interest thereunder. Subject to the terms set forth in the Promissory Notes, at any time on or after the issuance date, Yorkville shall be entitled to convert any portion of the outstanding principal of the Promissory Notes plus accrued and unpaid interest on such outstanding principal of the Promissory Notes (such amount, the “Conversion Amount”) into ADSs at the Conversion Price. The number of ADSs issuable upon conversion of the Conversion Amount will be determined by dividing (x) such Conversion Amount by (y) the lower of (i) $9.51 per ADS, or (ii) 95% of the lowest daily VWAP during the 5 consecutive trading days immediately preceding the Conversion Date or other date of determination (the “Conversion Price”), but not lower than the Floor Price. The Conversion Price will be adjusted from time to time pursuant to the terms and conditions of the Promissory Notes.

The Company has the option to redeem a portion or all amounts outstanding under the Promissory Notes, provided that the Company provides Yorkville with prior written notice of its desire to do so. Each redemption will be irrevocable. In addition to the amount of the outstanding principal and all accrued and unpaid interest on such principal amount, the Company has to pay a 10% premium.

The Company is required to make monthly payments under the Promissory Notes of $500,000 of principal, or the outstanding principal if less than such amount, plus 10%, plus all accrued and unpaid interest on the principal amount being paid if there is an Amortization Event. Unless waived by Yorkville, an Amortization Event occurs if the daily VWAP is less than the Floor Price then in effect for three trading days during a period of five consecutive trading days (a “Floor Price Event”), or (ii) if Yorkville cannot use the registration statement to sell ADSs. Our obligation to pay these monthly payments will terminate if (i) the Company resets the floor price which shall be no more than 50% of the closing price on the trading day immediate before such reset (and cannot be greater than the Floor Price then in effect), (ii) the daily VWAP is greater than 110% of the Floor Price then in effect for 10 consecutive days, or (iii) Yorkville can use the registration statement to sell its ADSs. Yorkville has waived, through January 31, 2025, any Amortization Event under the SEPA as a result of a Floor Price Event.

Yorkville may declare the full unpaid principal amount of the Promissory Notes, together with interest and other amounts owing in respect thereof, immediately due and payable in cash upon the occurrence of certain specified events of default and mandatory prepayment events. Upon the occurrence and during the continuance of any event of default, interest will accrue on the outstanding principal balance of the Convertible Debenture at a rate of 18% per annum.

At any time that a balance under a Promissory Note is outstanding, Yorkville may, by providing written notice to the Company (an “Investor Notice”), require the Company to issue and sell shares to Yorkville as set out in the relevant Investor Notice, subject to certain limitations as set forth in the SEPA. The purchase price of the shares delivered pursuant to an Investor Notice shall be equal to the Conversion Price then in effect and shall be paid by offsetting the amount of the aggregate purchase price to be paid by Yorkville against an equal amount outstanding under the Promissory Note.

The SEPA does not require Yorkville to subscribe for or acquire any ADSs or Ordinary Shares under the SEPA if those ADS, when aggregated with all other ADSs or Ordinary Shares acquired by Yorkville under the SEPA, would result in Yorkville beneficially owning more than 9.99% of the then outstanding ADSs or Ordinary Shares.

Conditions to Delivery of Advance Notices

Our ability to deliver Advance Notices to Yorkville under the SEPA is subject to the restrictions set forth in the SEPA and the satisfaction of certain conditions set forth in the SEPA, all of which are entirely outside of Yorkville’s control, including, among other things, the following:

●

the Company shall, in its sole discretion, select the number of Advance Shares, not to exceed the Maximum Advance Amount (unless otherwise agreed to in writing by the Company and the Investor), it desires to issue and sell to the Investor in each Advance Notice, the time it desires to deliver each Advance Notice;

●	there shall be no mandatory minimum Advances and there shall be no non-usages fee for not utilizing the Commitment Amount or any part thereof; and

●

for so long as any amount remains outstanding under a Promissory Note, without the prior written consent of the Investor, (A) the Company may only (other than with respect to a deemed Advance Notice pursuant to an Investor Notice) submit an Advance Notice if an Amortization Event has occurred and the obligation of the Company to make monthly prepayments under the Promissory Note has not ceased, and (B) the Investor shall pay the aggregate purchase price owed to the Company from such Advances (“Advance Proceeds”) by offsetting the amount of the Advance Proceeds against an equal amount outstanding under the subject Promissory Note (first towards accrued and unpaid interest, and then towards outstanding principal and the corresponding payment premium (as set forth in the subject Promissory Note) in respect of such principal amount, if applicable)

In addition, at any time that a balance under a Promissory Note is outstanding, Yorkville may, by providing written notice to the Company (an “Investor Notice”), require the Company to issue and sell shares to Yorkville as set out in the relevant Investor Notice, subject to certain limitations as set forth in the SEPA. The purchase price of the shares delivered pursuant to an Investor Notice shall be equal to the Conversion Price then in effect and shall be paid by offsetting the amount of the aggregate purchase price to be paid by Yorkville against an equal amount outstanding under the Promissory Note.

No Short-Selling or Hedging by Yorkville

Yorkville has agreed that, during the term of the SEPA, neither Yorkville or its affiliates will engage in any short sales or hedging transactions with respect to our ADSs or ordinary shares, provided that Yorkville and its affiliates may enter into Permitted Sales.

Prohibitions on Variable Rate Transactions

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the SEPA other than a prohibition on our entering into certain types of transactions that are defined in the SEPA as “Variable Rate Transactions.”

Termination of the SEPA

Unless earlier terminated as provided in the SEPA, the SEPA will terminate automatically on the earliest to occur of: (i)  the 36-month anniversary of the Effective Date, provided that if the Promissory Note is then outstanding, such termination shall be delayed until such date that the Promissory Note that was outstanding has been repaid, or (ii) the date on which the Investor shall have made payment of Advances pursuant to this Agreement for ADSs equal to the Commitment Amount.

We have the right to terminate this Agreement effective upon five Trading Days’ prior written notice to the Investor; provided that (i) there are no outstanding Advance Notices under which Shares have yet to be issued, (ii) there is not an outstanding Promissory Note, and (iii) the Company has paid all amounts owed to the Investor pursuant to this Agreement. This Agreement may be terminated at any time by the mutual written consent of the parties, effective as of the date of such mutual written consent unless otherwise provided in such written consent.

Unsecured Non-Convertible Promissory Note

On November 11, 2024, the Company issued to Yorkville, an unsecured non-convertible promissory note (the “November 24 Promissory Note”) in the original principal amount of $1,000,000 (the “Principal Amount”). The November 24 Promissory Note will mature on November 11, 2025, bears an interest at a rate of 8.0%, and was issued with a 3% original issue discount. Pursuant to the terms of the November 24 Promissory Note, it will be repaid in 10 equal monthly installments beginning on the 90th day from the date of the issuance.

The outstanding Principal Amount and the accrued interest under the November 24 Promissory Note may be repaid in cash or with the proceeds of an Advance under the SEPA.

Recent Development Regarding Nasdaq Compliance

On May 17, 2024, we received notification from the Nasdaq Staff that the closing bid price for our ADSs was below $1.00 per ADS for the previous 31 consecutive business days, and that the Company no longer meets the Minimum Bid Requirement under the Rule. The Nasdaq Staff granted the Company a new compliance period of 180 calendar days, or until November 13, 2024, to regain compliance with the Minimum Bid Price Requirement. On October 28, 2024, the Company effected the Reverse Stock Split. To regain compliance with the Rule, the Company’s ADSs needed to maintain a minimum closing bid price of $1.00 or more for at least 10 consecutive business days. On November 12, 2024, the Company received notice from Nasdaq that for the 10 consecutive business days, from October 28 to November 11, 2024, the closing bid price of the Company’s ADSs has been at $1.00 ADS or greater and that the Company has regained compliance with the Minimum Bid Price Rule, and this matter is now closed.

Corporate Information

We were incorporated in Israel on November 16, 2014.  Our principal executive office is located at Em Hamoshavot Rd. 94, Petah Tikvah, Israel and our phone number is +972-3909-4177. We maintain a corporate website at https://saver.one. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

The information contained on, or that can be accessed through, our website is neither a part of nor incorporated into this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We have duly designated Puglisi & Associates, with offices at 850 Library Avenue, Newark, Delaware 1971, as our authorized agent in the United States in connection with this offering.

Summary of Risks

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” below and other risk factors contained in the documents incorporated by reference hereinbefore deciding whether to invest in our securities. These risks include, among others, the following:

Risks Related to Our Financial Condition and Capital Requirements

●

We are an early commercialization stage company and have a limited operating history on which to assess the prospects for our business, have incurred significant losses since the date of our inception, and anticipate that we will continue to incur significant losses until we are able to successfully commercialize our products.

●	We have not generated any significant revenue from the sale of our current products and may never be profitable.

●

We expect that we will need to raise substantial additional capital before we can expect to become profitable from sales of our products. This additional capital may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product development efforts or other operations.

Risks Related to Our Business and Industry

●	We are currently in the early commercialization stage and we depend entirely on the success of our current SaverOne systems that we have started to commercialize and that we may further develop.

●

We may not be able to introduce products acceptable to customers, improve the technology used in our current systems in response to changing technology and end-user needs and we may not be able to successfully manage our planned growth and expansion.

●	Our operating results and financial condition may fluctuate.

●

The markets in which we participate are competitive. Even if we are successful in completing the development of our products in development, our failure to compete successfully could cause any future revenues and the demand for our products not to materialize or to decline over time.

●	If our relationships with suppliers for our products and services were to terminate or our manufacturing arrangements were to be disrupted, our business could be interrupted.

●	Our future success depends in part on our ability to retain our executive officers and to attract, retain and motivate other qualified personnel.

●

We are subject to cybersecurity risks to our various systems and software and any material failure, weakness, interruption, cyber event, incident or breach of security could prevent us from effectively operating our business, or may cause harm to our business that may or may not be reparable.

●	Our products will be subject to automotive regulations due to the global quality requirements, which could prevent us from marketing our products to vehicle manufacturers.

●	Any resurgence of the COVID-19 pandemic could adversely affect our business, financial condition and results of operations.

Risks Related to Our Intellectual Property

●	If we are unable to obtain and maintain effective intellectual property rights or proprietary rights for our products, we may not be able to compete effectively in our markets.

●

Intellectual property rights of third parties could adversely affect our ability to commercialize our products, and we might be required to litigate or obtain licenses from third parties in order to develop or market our SaverOne systems. Such litigation or licenses could be costly or not available on commercially reasonable terms.

Risks Related to the Ownership of our ADSs or Our Ordinary Shares

●	Sales of a substantial number of ADSs representing our ordinary shares in the public market by our existing shareholders could cause our share price to fall.

●	Holders of ADSs are not ordinary shareholders and must act through the depositary to exercise their rights.

●

We may have been a “passive foreign investment company”, or PFIC, for U.S. federal income tax purposes in 2024 and may be a PFIC in any subsequent taxable year. There generally would be negative tax consequences for U.S. taxpayers that are holders of our ADSs or our ordinary shares if we are or were to become a PFIC.

Risks Related to Israeli Law and Our Incorporation, Location and Operations in Israel

●

Our headquarters, research and development and other significant operations are located in Israel, and, therefore, our results may be adversely affected by political, economic and military instability in Israel.

●	We are exposed to fluctuations in currency exchange rates.

●

Provisions of Israeli law and our amended and restated articles of association may delay, prevent or otherwise impede a merger with, or an acquisition of, our company, which could prevent a change of control, even when the terms of such a transaction are favorable to us and our shareholders.

●

It may be difficult to enforce a judgment of a United States court against us and our officers and directors in Israel or the United States, to assert United States securities laws claims in Israel or to serve process on our officers and directors.

General Risk Factors

●	Raising additional capital would cause dilution to our existing shareholders and may affect the rights of existing shareholders.

●

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they adversely change their recommendations or publish negative reports regarding our business or our shares, our ADSs or ordinary shares price and trading volume could decline.

●	We have identified a material weakness in our internal control over financial reporting, and we may not be able to successfully implement remedial measures.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

We are an “emerging growth company” as defined in the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

●	to the extent that we no longer qualify as a foreign private issuer, (i) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (ii) exemptions from the requirement to hold a non-binding advisory vote on executive compensation, including golden parachute compensation;

●	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002; and

●	an exemption from compliance with the requirement that the Public Company Accounting Oversight Board has adopted regarding a supplement to the auditor’s report providing additional information about the audit and the financial statements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Emerging Growth Company Status.”

We intend to take advantage of these exemptions for up to five years or until such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earliest to occur of: (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (ii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; (iii) the date on which we are deemed to be a large accelerated filer under the rules of the SEC; or (iv) the last day of the fiscal year following the fifth anniversary of the date of our initial public offering (i.e., December 31, 2027). We may choose to take advantage of some but not all of these exemptions.

We are also considered a “foreign private issuer.” Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to United States domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act;

●	the requirement to comply with Regulation FD, which restricts selective disclosure of material information;

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports containing unaudited financial and other specified information, or current reports on Form 6-K upon the occurrence of specified significant events.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer. As a result, we do not know if some investors will find our ADSs less attractive, which may result in a less active trading market for our ADSs or more volatility in the price of our ADSs.

THE OFFERING

ADSs offered by us	2,171,433 ADSs representing 195,428,970 ordinary shares.

Ordinary Shares to be outstanding immediately after this offering	675,152,046 ordinary shares, including ordinary shares represented by ADSs.

Offering price	$0.70 per ADS.

Use of proceeds	We expect to receive approximately $1,350,000 in net proceeds from the sale of ADSs in this Offering, based upon an offering price of $0.70 per ADS, after deducting placement agent fees and estimated offering expenses payable by us. We intend to use the net proceeds from the sale of the ADSs in this offering for working capital and general corporate purposes. See “Use of Proceeds” on page S-17 of this prospectus supplement.

Risk factors	Investing in our ADSs involves significant risks. Please read the information contained in or incorporated by reference in particular, the specific factors set forth in the “Risk Factors” section beginning on page S-12 of this prospectus supplement, and under similar headings in documents incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether or not to invest in our securities.

Nasdaq Capital Market symbol	Our ADSs are listed on Nasdaq under the symbol “SVRE”.

Tel Aviv Stock Exchange symbol	Our ordinary shares are listed on the TASE under the symbol “SVRE”.

Concurrent private placement	In a concurrent private placement, we are selling to the purchasers of our ADSs in this offering the Private Placement Warrants to purchase up to 4,342,866 of our ADSs at an initial exercise price of $0.80 per ADS. We will receive proceeds from such warrants solely to the extent they are exercised for cash. The Private Placement Warrants and the ADSs issuable upon the exercise of the warrants are not being offered pursuant to this prospectus supplement and the accompanying prospectus and are being offered pursuant to the exemption provided in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder. The Private Placement Warrants will become exercisable following the Shareholder Approval Date and will expire twenty-four (24) months thereafter. See “Private Placement Transaction.”

Placement Agent	We have engaged H.C. Wainwright as our exclusive placement agent in connection with this offering. H.C. Wainwright is not required to buy or sell any specific number or dollar amount of the securities offered hereby, but it will use its reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. See “Plan of Distribution” on page S-20 of this prospectus supplement.

Depositary	The Bank of New York Mellon

The above table is based on 479,723,076 ordinary shares outstanding as of January 30, 2025 and excludes as of such date the following:

●	1,763,854 ordinary shares issuable upon exercise of options outstanding under the 2015 Plan, at a weighted average exercise price of NIS 5.50 (approximately $1.54) per share;

●	450,000 restricted share units outstanding under the 2015 Plan;

●	3,336,146 ordinary shares reserved for future issuance under our 2015 Plan;

●	16,383,410 ordinary shares issuable upon the exercise of warrants sold in our initial public offering, or IPO, in the United States in June 2022; and

●	787,550 ordinary shares issuable upon the exercise of warrants granted to the underwriters in connection with our IPO.

●	390,857,940 ordinary shares represented by 4,342,866 ADSs issuable upon the exercise of the Private Placement Warrants to be issued in the concurrent private placement at an exercise price of $0.80 per ADS; and

●	13,680,000 ordinary shares represented by 152,000 ADSs issuable upon the exercise of placement agent warrants to be issued as compensation to the placement agent (or its designee) in connection with this offering at an exercise price of $0.875 per ADS.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise of the outstanding options, or warrants described above.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described in our 2023 Annual Report which are incorporated by reference herein, as well as the financial and other information included in this prospectus or incorporated by reference in this prospectus, including our financial statements and related notes, before you decide to purchase our securities. If any of the following risks occur, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that case, the market price of our securities could decline and you could lose some or all of your investment.

Risks Related to Our Financial Conditions

The Company is currently in the early commercialization stage and has not yet generated sufficient revenues from the sale of SaverOne systems.

We have experienced net losses in every period since the inception of SaverOne. We have incurred losses in each year since our inception, including net losses of NIS 33.8 million (approximately $9.3 million), NIS 25 million (approximately $7.1 million) and NIS 26.5 million (approximately $7.5 million) for the years ended December 31, 2023, 2022 and 2021, respectively. As of December 31, 2023, we had an accumulated deficit of NIS 135.6 million (approximately $37.4 million). As of June 30, 2024, we had an accumulated deficit of NIS 151,894 and it had a comprehensive loss of NIS 16,284 for the period of six months ended June 30, 2024.

Until we can generate significant recurring revenues, we expect to satisfy our future cash needs through debt or equity financing. While we plan to finance its operations through sale of equity (including using SEPA as described in the Prospectus) and through increasing our revenues from product sales; however, there can be no assurance that we will succeed in obtaining the necessary financing or generating sufficient revenues from product sales to meet our current obligations and to achieve its business targets.

Those conditions raise substantial doubt about the Company’s ability to continue its business operations in accordance with the Company’s plans. The unaudited financial statements for the six months ended June 30, 2024 do not include any adjustments that might result from the outcome of this uncertainty. If we are unable to obtain sufficient funds, we may be required to delay, reduce the scope of, or eliminate research or development plans for, or commercialization efforts with respect to our products.

Risks Related to This Offering and Investment in Our Securities

We will require substantial additional capital to finance our operations, which may not be available to us on acceptable terms, or at all.

We expect that we will need to continue to raise substantial future capital to commercialize our SaverOne systems. Any required additional financing may not be available on terms acceptable to us, or at all.  In order to raise additional capital, we may at any time, offer additional ADSs, ordinary shares or other securities convertible into or exchangeable for our ADSs or ordinary shares at prices that may not be the same as the price per ADS in this offering. We may sell shares or other securities in any other offering, including our equity line, at a price per share that is less than the price per ADS paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders, including investors who purchase ADSs in this offering. The price per share at which we sell additional ordinary shares or securities convertible into ordinary shares in future transactions may be higher or lower than the price per ADS in this offering.

We expect that we will need to raise substantial additional capital before we can expect to become profitable from sales of our products. This additional capital may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product development efforts or other operations.

We expect that we will require substantial additional capital to commercialize our SaverOne systems. In addition, our operating plans may change as a result of many factors that may currently be unknown to us, and we may need to seek additional funds sooner than planned. Our future capital requirements will depend on many factors, including but not limited to:

●	the scope, rate of progress, results and cost of product development, and other related activities;

●	the cost of establishing commercial supplies of our SaverOne systems;

●	the cost and timing of establishing sales, marketing, and distribution capabilities; and

●	the terms and timing of any collaborative, licensing, and other arrangements that we may establish.

Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our products. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of our shareholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our ADSs and ordinary shares to decline. The incurrence of indebtedness could result in increased fixed payment obligations, and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable, and we may be required to relinquish rights to some of our technologies or products or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects. Even if we believe that we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs or the commercialization of our SaverOne systems or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.

A substantial number of ADSs will be sold in this offering, which could cause the price of our ADSs and ordinary shares to decline.

In this offering, we expect to sell 2,171,433 ADSs representing 195,428,970 ordinary shares which represent approximately 28.9 % of our outstanding ordinary shares as of January 31, 2025. This sale and any future sales of a substantial number of ADSs or ordinary shares in the public market, or the perception that such sales may occur, could adversely affect the price of the ADSs on the Nasdaq Capital Market or our ordinary shares on the TASE. We cannot predict the effect, if any, that market sales of those ADSs or ordinary shares or the availability of those ADSs or ordinary shares for sale will have on the market price of the ADSs or our ordinary shares. As result of the dilution experienced by existing shareholders due to this offering, we may be subject to class action litigation based on this dilution. In addition, a decline in the price of our ADSs or ordinary shares might impede our ability to raise capital through the issuance of additional ADSs, ordinary shares or other equity securities, and may cause you to lose part or all of your investment in our ordinary shares. The sale of ADSs or ordinary shares issued upon the exercise of our outstanding options and warrants could further dilute the holdings of our then existing shareholders.

The issuance of ordinary shares upon exercise of derivative securities in the concurrent private offering may cause immediate and substantial dilution to our existing shareholders.

The issuance of ADS representing our ordinary shares upon exercise of Private Placement Warrants by investors and the Placement Agent Warrants by the Placement Agent in the concurrent private placement offering may result in substantial dilution to the interests of other shareholders since these selling shareholders may ultimately convert or exercise and sell all or a portion of the full amount issuable upon exercise.  The issuance of these shares will have the effect of further diluting the proportionate equity interest and voting power of holders of our ordinary shares.

Our ADSs and ordinary shares are listed in two trading markets, and this may result in price variations that could affect the trading price of our ADSs and ordinary shares.

Our ADSs are listed on Nasdaq, and our ordinary shares are listed on the TASE, both under the symbol “SVRE.” Trading in our securities on these markets is made in different currencies (U.S. dollars on Nasdaq and New Israeli Shekels on the TASE), and at different times (due to the different time zones, different trading days and different public holidays in the United States and Israel). The relative trading prices of our securities on these two markets may differ due to these and other factors. Any decrease in the trading price of our securities on one exchange could cause a decrease in the trading price of our securities on the other exchange.

If we are unable for any reason to meet the continued listing requirements of Nasdaq, such action or inaction could result in a delisting of the ADSs.

In order to maintain our listing on the Nasdaq, we are required to comply with certain rules of the Nasdaq, including those regarding minimum shareholders’ equity, minimum share price, minimum market value of publicly held shares, and various additional requirements. Even if we initially meet the listing requirements and other applicable rules of the Nasdaq, we may not be able to continue to satisfy these requirements and applicable rules. If we are unable to satisfy the Nasdaq criteria for maintaining our listing, our securities could be subject to delisting.

If Nasdaq does not list our securities, or subsequently delists our securities from trading, we could face significant consequences, including:

●	a limited availability for market quotations for our securities;

●	reduced liquidity with respect to our securities;

●	a determination that our ADSs are a “penny stock,” which will require brokers trading in our ADS to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our ADSs;

●	limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Risks Related to Operations in Israel

Security, political and economic instability in the Middle East may harm our business.

Our executive office is located in Petah Tikvah, Israel. In addition, the majority of our key employees and all of our officers and directors are residents of Israel. Accordingly, political, economic and military conditions in the Middle East may affect our business directly. Since the establishment of the State of Israel in 1948, a number of armed conflicts have occurred between Israel and its neighboring countries and terrorist organizations active in the region, including Hamas (an Islamist militia and political group in the Gaza Strip) and Hezbollah (an Islamist militia and political group in Lebanon).

In particular, in October 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on the Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. These attacks resulted in thousands of deaths and injuries, and Hamas additionally kidnapped many Israeli civilians and soldiers. Following the attack, Israel’s security cabinet declared war against Hamas and commenced a military campaign against Hamas and these terrorist organizations in parallel continued rocket and terror attacks. As a result of the events of October 7, 2023, the Israeli government declared that the country was at war and the Israeli military began to call-up reservists for active duty. As a result, one member of management and a few employees were called for military reserve duty. To date, our member of management and the majority of employees who were initially called for active duty have since been released. The remaining employees that are still in military reserve duty do not perform critical functions for us. It is possible that there will be further or longer military reserve duty call-ups in the future, which may affect our business due to a shortage of skilled labor and loss of institutional knowledge, and necessary mitigation measures we may take to respond to a decrease in labor availability, such as overtime and third-party outsourcing, for example, which may have unintended negative effects and adversely impact our results of operations, liquidity or cash flows.

In addition, since the commencement of these events, there have been continued hostilities along Israel’s northern border with Lebanon (with the Hezbollah terror organization) and southern border (with the Houthi movement in Yemen). It is possible that hostilities with Hezbollah in Lebanon will escalate, and that other terrorist organizations, including Palestinian military organizations in the West Bank as well as other hostile countries, such as Iran, will join the hostilities. Such clashes may escalate in the future into a greater regional conflict. In addition, Iran has threatened to attack Israel and is widely believed to be developing nuclear weapons. Iran is also believed to have a strong influence among extremist groups in the region, such as Hamas in Gaza, Hezbollah in Lebanon, the Houthi movement in Yemen and various rebel militia groups in Syria and Iraq. These situations may potentially escalate in the future to more violent events which may affect Israel and us.

Any hostilities, armed conflicts, terrorist activities involving Israel or the interruption or curtailment of trade between Israel and its trading partners, or any political instability in the region could adversely affect business conditions and our results of operations and could make it more difficult for us to raise capital and could adversely affect the market price of our ordinary share. An escalation of tensions or violence might result in a significant downturn in the economic or financial condition of Israel, which could have a material adverse effect on our operations in Israel and our business. Parties with whom we do business have sometimes declined to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary in order to meet our business partners face to face. In addition, the political and security situation in Israel may result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements. Our business interruption insurance may not adequately compensate us for losses, if at all, that may occur as a result of an event associated with a security situation in the Middle East, and any losses or damages incurred by us could have a material adverse effect on our business.

Since the war broke out on October 7, 2023, our operations have not been adversely affected by this situation, and we have not experienced disruptions to our business operations. As such, our product and business development activities remain on track. However, the intensity and duration of Israel’s current war against Hamas is difficult to predict at this stage, as are such war’s economic implications on our business and operations and on Israel’s economy in general. If the war extends for a long period of time or expands to other fronts, such as Lebanon, Syria and the West Bank, our operations may be adversely affected.

Our commercial insurance does not cover losses that may occur as a result of an event associated with the security situation in the Middle East. Although the Israeli government has in the past covered the reinstatement value of certain damages that were caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained or, if maintained, will be sufficient to compensate us fully for damages incurred. Any losses or damages incurred by us could have a material adverse effect on our business. Our business interruption insurance may not adequately compensate us for losses, if at all, that may occur as a result of an event associated with a security situation in the Middle East, and any losses or damages incurred by us could have a material adverse effect on our business.

Finally, political conditions within Israel may affect our operations. Israel has held five general elections between 2019 and 2022, and prior to October 2023, the Israeli government pursued extensive changes to Israel’s judicial system, which sparked extensive political debate and unrest. To date, these initiatives have been substantially put on hold. Actual or perceived political instability in Israel or any negative changes in the political environment, may individually or in the aggregate adversely affect the Israeli economy and, in turn, our business, financial condition, results of operations and growth prospects.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act of and the Private Securities Litigation Reform Act of 1995. Also, documents that we incorporate by reference into this prospectus, including documents that we subsequently file with the SEC, contain and will contain forward-looking statements. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “may,” “will,” “could,” “should,” “expect,” “anticipate” “objective,” “goal,” “intend,” “estimate,” “believe,” “project,” “plan,” “assume” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus regarding our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Important factors that could cause actual results, developments, and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	the ability of our technology to substantially improve the safety of drivers;

●	our planned level of revenues and capital expenditures;

●	our ability to market and sell our products;

●	our plans to continue to invest in research and development to develop technology for both existing and new products;

●	our intention to advance our technologies and commercialization efforts;

●	our intention to use local distributors in each country or region that we will conduct business to distribute our products or technology;

●	our plan to seek patent, trademark and other intellectual property rights for our products and technologies in the United States and internationally, as well as our ability to maintain and protect the validity of our currently held intellectual property rights;

●	our expectations regarding future changes in our cost of revenues and our operating expenses;

●	interpretations of current laws and the passage of future laws;

●	acceptance of our business model by investors;

●	the ability to correctly identify and enter new markets;

●	the impact of competition and new technologies;

●	general market, political and economic conditions in the countries in which we operate;

●	projected capital expenditures and liquidity

●	our intention to retain key employees, and our belief that we maintain good relations with all of our employees;

●	any resurgence of the COVID-19 pandemic and its impact on our business and industry;

●	security, political and economic instability in the Middle East that could harm our business, including due to the current war between Israel and Hamas; and

●	those factors referred to in “Risk Factors” above, as well as in “Item 3. Key Information — D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects,” in the 20-F Report generally, which is incorporated by reference into this prospectus supplement.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions, including in many cases decisions or actions by third parties, that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus supplement, the accompanying prospectus, or, in the case of forward-looking statements incorporated by reference, the date of the filing that includes the statement. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Please consider our forward-looking statements in light of those risks as you read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

USE OF PROCEEDS

We estimate the net proceeds to us from the sale of the ADSs offered by us in this offering will be approximately $1.35 million after deducting placement agent fees and estimated offering expenses payable by us.

We currently intend to use the net proceeds from the sale of the ADSs in this offering for working capital and general corporate purposes. As of the date of this prospectus, we cannot specify with certainty the respective amounts we may allocate to those uses, for any net proceeds we receive.

Our expected use of net proceeds represents our current intentions based on our present plans and business condition, which could change in the future as our plans and business conditions evolve. As of the date of this prospectus supplement, we cannot predict with certainty any or all of the particular uses for the net proceeds to be received, or the amounts, if any, that we will actually spend on the uses set forth above. The amounts and timing of our actual use of the net proceeds may vary depending on numerous factors, including our ability to obtain additional financing and changes we may make to our development plan. As a result, our management will have broad discretion in the application of the net proceeds, which may include uses not set forth above, and investors will be relying on our judgment regarding the application of the net proceeds from this offering.

DIVIDEND POLICY

Dividends may be distributed only out of profits available for dividends as determined by the Companies Law provided that the board of directors determines that there is no reasonable concern that the distribution will prevent the Company from being able to meet its existing and anticipated obligations when they become due. Under the Companies Law, the distribution amount is further limited to the greater of retained earnings or earnings generated over the two most recent years legally available for distribution according to the Company’s last reviewed or audited financial statements, provided that the end of the period to which the financial statements relate is not more than six months prior to the date of distribution. In the event that we do not meet such criteria, we may seek the approval of the court in order to distribute a dividend. The court may approve our request if it is convinced that there is no reasonable concern that the payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

Generally, under the Companies Law, the decision to distribute dividends and the amount to be distributed is made by a company’s board of directors. Our Amended and Restated Articles of Association, or the Articles, provide that the board of directors may from time to time declare, and cause the Company to pay, such dividends as may appear to it to be justified by the profits of the Company and that the board of directors has the authority to determine the time for payment of such dividends and the record date for determining the shareholders entitled to receive such dividends, provided the date is not before the date of the resolution to distribute the dividend. Declaration of dividends does not require shareholder approval.

Pursuant to our Articles, subject to the rights of holders of shares with limited or preferred rights, ordinary shares shall confer upon the holders thereof equal rights to receive dividends and to participate in the distribution of the assets of the Company upon its winding-up, in proportion to the amount paid up or credited as paid up on account of the nominal value of the shares held by them respectively and in respect of which such dividends are being paid or such distribution is being made, without regard to any premium paid in excess of the nominal value, if any.

We have never declared or paid any cash dividends on our ordinary shares and do not anticipate paying any cash dividends in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our Board and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our Board may deem relevant.

Payment of dividends may also be subject to Israeli withholding taxes. See “Taxation” in our 20-F Report for additional information.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2024.

●	on an actual basis;

●	on pro forma basis, after giving effect to the issuance and sale of 379,983,290 ordinary shares represented by 4,222,037 ADSs for gross proceeds of approximately $5.6 million pursuant to the SEPA, as if the sale of the securities had occurred during the period commencing June 30, 2024 through January 31, 2025; and

●	on a pro forma as adjusted basis to give further effect to the sale of 2,171,433 ADSs in this offering at an offering price of $0.70 per ADS, after deducting placement agent fees and estimated offering expenses payable by us, as if the sale of the ADSs had occurred on June 30, 2024.

You should read this information in conjunction with our financial statements and the related notes incorporated by reference in this prospectus.

As of June 30, 2024
	Actual		Pro Forma		Pro Forma As Adjusted
	(NIS, in thousands, except share data)	Convenience translation into USD in thousands (1)	(NIS, in thousands, except share data)	Convenience translation into USD in thousands (1)	(NIS, in thousands, except share data)	Convenience translation into USD in thousands (1)
Cash and cash equivalents and short-term bank deposits	11,302	3,007	28,426	7,562	34,140	9,082
Promissory notes, net	3,912	1,041	-	-	-	-
Ordinary shares, value NIS 0.01: 1,000,000,000 shares authorized, 99,739,786 shares issued and outstanding (actual); 479,723,076 issued and outstanding (pro forma); 675,152,046 issued and outstanding (pro forma as adjusted)	-	-	-	-	-	-
Share capital and premium	150,353	39,998	171,389	45,594	177,103	47,114
Capital reserves in respect of share-based payment	11,163	2,970	11,163	2,970	11,163	2,970
Accumulated deficit	(151,894)	(40,408)	(151,894)	(40,408)	(151,894)	(40,408)
Total shareholders’ capital equity	9,622	2,560	30,658	8,156	36,372	9,676

(1)	Calculated using the exchange rate reported by the Bank of Israel for June 30, 2024, at the rate of one U.S. dollar per NIS 3.759.

The above discussion and table are based on 99,739,786 ordinary shares outstanding as of June 30, 2024. This number excludes:

●	1,741,355 ordinary shares issuable upon exercise of options outstanding under the 2015 Plan, at a weighted average exercise price of NIS 5.7 (approximately $$1.52) per share;

●	630,000 restricted ordinary shares units outstanding under the 2015 Plan;

●	3,358,645 ordinary shares reserved for future issuance under our 2015 Plan;

●	16,383,410 ordinary shares issuable upon the exercise of warrants sold in our IPO;

●	379,983,290 ordinary shares issued to YA II PN, LTD. pursuant to the SEPA: and

●	787,550 ordinary shares issuable upon the exercise of warrants granted to the underwriters in connection with our IPO.

DESCRIPTION OF SECURITIES

American Depositary Shares

The material terms and provisions of our ADSs are described under the heading “American Depositary Shares” in the accompanying prospectus.

PLAN OF DISTRIBUTION

Pursuant to an engagement letter agreement between us and H.C. Wainwright & Co., LLC dated as of November 21, 2024, as amended as of January 23, 2025 and January 30, 2025. (the “Engagement Agreement”), we have engaged the Placement Agent to act as our exclusive Placement Agent to solicit offers to purchase ordinary shares represented by ADS offered by this prospectus supplement and accompanying prospectus. The Placement Agent is not purchasing or selling any securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use its reasonable “best efforts” to arrange for the sale of all of the securities offered hereby. We have entered into securities purchase agreement directly with the investors in connection with this offering for the sale of all of the ordinary shares represented by ADSs offered hereby (and the issuance of the Private Placement Warrants, which are not being offered herein, but are being issued in a separate concurrent offering, exempt from registration under the Securities Act). We will only sell to such investors who have entered into the securities purchase agreement with us.

The Engagement Agreement provides that the Placement Agent’s obligations are subject to conditions contained in the Engagement Agreement.

We will deliver the securities being issued to the investors upon receipt of investor funds for the purchase of the securities offered pursuant to this prospectus supplement. We expect to deliver the securities being offered pursuant to this prospectus supplement on or about January 31, 2025, subject to satisfaction of customary closing conditions.

Placement Agent Fees and Expenses

Upon the closing of this offering, we will pay the Placement Agent a cash fee equal to 7.0% of the aggregate gross cash proceeds from the sale of the ADS in the offering and a management fee equal to 1.0% of the aggregate gross cash proceeds s from the sale of the ADSs in the offering. Pursuant to the Engagement Agreement, we will agree to pay the Placement Agent $25,000 for non-accountable expenses and $15,950 for clearing fee

	Per ADS(1)	Total(1)
Offering price	$0.70	$1,520,003.10
Placement agent fees (2)	$0.049	$106,400.22
Proceeds, before expenses, to us (2)	$0.651	1,413,602.88

We estimate that the total expenses of the offering, but excluding the Placement Agent fees and expenses specified above, will be approximately $63,603 all of which are payable by us.

In addition, we agreed to issue warrants to the Placement Agent (or its designees) to purchase a number of ADSs equal to 7.0% of the aggregate number of ADSs sold to the investors in this offering, or 152,000 ADSs. The Placement Agent Warrants will have an exercise price of $0.875 per ADS, which is equal to 125% of the offering price per ADS in this offering. The placement agent warrants will have substantially the same terms as the Private Placement Warrants being sold to the investors in the concurrent private placement, except that in no event the Placement Agent Warrants have a term of more the five years from the commencement of the sales pursuant to this offering.

Indemnification

We have agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the Placement Agent may be required to make for these liabilities.

Regulation M

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agent (i) may not engage in any stabilization activity in connection with our securities and (ii) may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Electronic Distribution

A prospectus supplement in electronic format may be made available on a website maintained by the Placement Agent. In connection with the offering, the Placement Agent or selected dealers may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

Other than the prospectus supplement in electronic format, the information on the Placement Agent’s website and any information contained in any other website maintained by the Placement Agent is not part of the prospectus supplement or the registration statement of which this prospectus supplement forms a part, has not been approved and/or endorsed by us or the Placement Agent in its capacity as Placement Agent and should not be relied upon by investors.

The foregoing does not purport to be a complete statement of the terms and conditions of the securities purchase agreement. A copy of the securities purchase agreement with the purchasers will be included as an exhibit to our Report on Form 6-K to be filed with the SEC and incorporated by reference into the registration statement of which this prospectus supplement and the accompanying prospectus form a part. See “Where You Can Find More Information” and “Information We Incorporate By Reference.”

Tail Compensation

We have granted the Placement Agent a right of first refusal for a period of twelve-months following the closing of this offering to act as our sole book-running manager, sole underwriter or sole placement agent for any further capital raising transactions undertaken by us.

We also have granted Placement Agent a tail cash fee equal to 7.0% of the gross proceeds and warrants to purchase shares of common stock equal to 7.0% of the aggregate number of shares of common stock sold in any offering, within twelve months following the termination of the Engagement Agreement, to investors whom the Placement Agent contacted or introduced to us directly or indirectly in connection with this offering.

In addition, we have agreed to pay Placement Agent the following compensation in connection with any future exercise of the Private Placement Warrants issued in the concurrent private placement: (i) a cash fee equal to 7.0% of the aggregate gross exercise price paid in cash with respect to the exercise of the Private Placement Warrants; and (ii) a management fee equal to 1.0% of the aggregate gross exercise price paid in cash with respect to the exercise of the Private Placement Warrants and issue to the Private Placement (or its designees) warrants to purchase our ADSs representing 7.0% of the ADSs underlying the Private Placement Warrants that have been exercised.

Certain Relationships

The Placement Agent and its affiliates have and may in the future provide, from time to time, investment banking and financial advisory services to us in the ordinary course of business, for which they may receive customary fees and commissions. However, except as disclosed in this prospectus, we have no present arrangements with Wainwright for any further services.

PRIVATE PLACEMENT TRANSACTION

Concurrently with the sale of our ordinary shares represented by ADSs in this offering, we will issue and sell to the investors in this offering the Private Placement Warrants to purchase up to an aggregate of 390,857,940 ordinary shares represented by 4,342,866 ADSs at an exercise price equal to $0.80 per ADS.

The Private Placement Warrants and the ordinary shares issuable upon the exercise of such warrants have not been registered under the Securities Act, are not being offered pursuant to this prospectus supplement and the accompanying prospectus, and are instead being offered pursuant to an exemption provided in Section 4(a)(2) under the Securities Act and Rule 506 of Regulation D promulgated thereunder. Accordingly, purchasers may only sell the Private Placement Warrants and the ordinary shares issued upon exercise of the Private Placement Warrants pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under Rule 144 under the Securities Act or another applicable exemption under the Securities Act.

The following sets forth the material terms of the private placement warrants.

Exercisability. The Private Placement Warrants will become exercisable following the Company’s receipt of shareholder approval to increase the number of its authorized ordinary shares pursuant to the Company’s amended and restated Articles of Association (the “Shareholder Approval Date”) and will expire twenty-four (24) months thereafter . The Private Placement Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the ordinary shares represented by ADSs underlying the Private Placement Warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of ordinary shares purchased upon such exercise. If after two (2) months following the consummation of this offering, a registration statement registering the issuance of the ADS underlying the Private Placement Warrants under the Securities Act is not effective or available, the holder may, in its sole discretion, elect to exercise the Private Placement Warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of ADS determined according to the formula set forth in the warrant.

Exercise Limitation. A holder will not have the right to exercise any portion of the Private Placement Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of shares of our ordinary shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Private Placement Warrants. However, any holder may increase or decrease such percentage, provided that any increase will not be effective until the 61st day after such election.

Exercise Price Adjustment. The exercise price of the Private Placement Warrants is subject to customary adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our ordinary shares and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Exchange Listing. There is no established trading market for the Private Placement Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Private Placement Warrants on any national securities exchange or other trading market.

Fundamental Transactions. If a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the Private Placement Warrants with the same effect as if such successor entity had been named in the warrant itself. If holders of our ordinary shares are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice of the consideration it receives upon any exercise of the Private Placement Warrants following such fundamental transaction. Additionally, as more fully described in the Private Placement Warrants, in the event of certain fundamental transactions, the holders of those warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the remaining unexercised portion of the warrants on the date of consummation of such transaction.

Rights as a Stockholder. Except as otherwise provided in the Private Placement Warrants or by virtue of such holder’s ownership of our ordinary shares, the holder of Private Placement Warrants will not have the rights or privileges of a holder of our ordinary shares, including any voting rights, until the holder exercises the warrant.

LEGAL MATTERS

The validity of our securities being offered by this prospectus supplement and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Doron Tikotzky Kantor Gutman & Amit Gross. Certain legal matters in connection with this offering relating to U.S. federal law will be passed upon for us by The Crone Law Group, P.C.

EXPERTS

The audited financial statements incorporated by reference in this prospectus supplement and elsewhere in the accompanying prospectus have been so incorporated by reference in reliance upon the report of Fahn Kanne & Co. Grant Thornton Israel, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are an Israeli company and are a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and submit to the SEC, on a Form 6-K, unaudited interim financial information.

We maintain a corporate website at https://saver.one. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including any notices of general meetings of our shareholders.

The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Information contained on, or that can be accessed through, our website and other websites listed in this prospectus supplement do not constitute a part of this prospectus supplement. We have included these website addresses in this prospectus solely as inactive textual references.

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form F-3 filed by us with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this prospectus supplement and the accompanying prospectus do not contain all the information set forth in the registration statement and the exhibits thereto filed with the SEC. For further information with respect to us and the securities offered hereby, you should refer to the complete registration statement on Form F-3, which may be obtained from the locations described above. Statements contained in this prospectus supplement and the accompanying prospectus, or any documents incorporated by reference herein or therein, about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and information we file later with the SEC will automatically update and supersede this information. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference as of their respective dates of filing are:

●	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the SEC on March 25, 2024;

●	Reports on Form 6-K filed with the SEC on:

March 25, 2024, March 27, 2024 (solely with respect to the first four paragraphs of the press release attached as Exhibit 99.1 thereto and the text under the heading “SaverOne Signs Milestone OEM Agreement with IVECO”), May 9, 2024 (solely with respect to the first paragraph of the press release attached as Exhibit 99.1 thereto and the text under the heading “SaverOne Expands its Collaboration with IVECO with its Vulnerable Road User Condition”), May 14, 2024 (solely with respect to the first paragraph of the press release attached as Exhibit 99.1 thereto and the text under the heading “SaverOne Granted New European Patent Strengthening its 23 Patent IP Portfolio in Multi-Billion Dollar Safety Transformation Market”), June 3, 2024 (solely with respect to the first Paragraph of the press release attached as Exhibit 99.1 thereto and the text under the heading “SaverOne: External Analysis Projects Annual $1.5 Billion Market Potential by 2035 for its RF-ADAS Technology - Announces Spinoff Company Dedicated to Further Developing its VRU Sensor Solution Leveraging this Technology”); June 21, 2024, June 25, 2024, July 2, 2024; July 17, 2024; July 31, 2024 (solely with respect to the first Paragraph of the press release attached as Exhibit 99.1 and the text under the heading: “Global Food Manufacturer Adopts SaverOne System for Supply Chain Truck Protection”); August 13, 2024 (solely with respect to the first Paragraph of the press release attached as Exhibit 99.1 and the text under the heading “Egged Tours Broaden Installation of SaverOne System Across its Entire Bus Fleet”, August 27, 2024 (solely with respect to the first Paragraph of the press release attached as Exhibit 99.1 and the text under the heading “SaverOne Announces Strategic Acquisition of Micronet’s Generation-3 Camera IP”); August 27, 2024, as amended on August 28, 2024 containing the unaudited financial statements for the six months ended June 30, 2024; September 6, 2024 (solely with respect to the first Paragraph of the press release attached as Exhibit 99.1 and the text under the heading “Froneri Israel Orders SaverOne Systems to Provide Safety Coverage for its Entire Fleet”); September 17, 2024 (solely with respect to the first Paragraph of the press release attached as Exhibit 99.1 and the text under the heading “SaverOne Launches Four Pilot Projects with Customers of Volvo Buses Mexico”); September 18, 2024 (solely with respect to the first Paragraph of the press release attached as Exhibit 99.1 and the text under the heading “SaverOne Announces New Pilot with Malta Public Transport Company”); September 26, 2024 (solely with respect to the first Paragraph of the press release attached as Exhibit 99.1 and the text under the heading “SaverOne Announces First Distribution Agreement in the United States”); October 9, 2024 (solely with respect to the first Paragraph of the press release attached as Exhibit 99.1 and the text under the heading “SaverOne Expands European Reach in Spain and Portugal through a New Distribution Agreement with Sistemas ADAS”); October 11, 2024; October 23, 2024; November 13, 2024; November 14, 2024; November 18, 2024; November 19, 2024 (solely with respect to the first Paragraph of the press release attached as Exhibit 99.1 and the text under the heading “SaverOne signs a Commercial Agreement with a Leading Multinational in the Construction Sector”); December 3, 2024 (solely with respect to the first Paragraph on the press release attached as Exhibit 99.1 and the text under the heading “SaverOne Launches a New Pilot Project with a Leading Italian Sports Car Manufacturer”); December 9, 2024; December 13, 2024; December 17, 2024 (solely with respect to the first Paragraph on the press release attached as Exhibit 99.1 and the text under the heading “SaverOne Continues to Expand its Global Reach with New Distribution Agreement with Smartfits in the UK”); December 30, 2024 (solely with respect to the first Paragraph on the press release attached as Exhibit 99.1 and the text under the heading “SaverOne Granted Additional US Patent Strengthening its IP Portfolio Underlying its Transportation Safety Solution”); January 10, 2025; January 13, 2025 (solely with respect to the first Paragraph on the press release attached as Exhibit 99.1 and the text under the heading “SaverOne Continues its European Expansion: Signs New Distribution Agreement in Germany”); and January 30, 2025 (solely with respect to the first Paragraph on the press release attached as Exhibit 99.1 and the text under the heading “SaverOne to Deploy Driver Safety Systems Across Oz Group’s Fleet”).

●	The description of our ordinary shares contained in Exhibit 2.1 to our Annual Report on Form 20-F for the year ended December 31, 2022, filed with the SEC on April 27, 2023, including any amendment or report filed with the SEC for the purpose of updating such description.

All subsequent reports filed by us pursuant to the Exchange Act prior to the termination of the offering shall be deemed to be incorporated by reference to this prospectus supplement and the accompanying prospectus and to be a part hereof from the date of filing of such documents. We may also incorporate part or all of any Form 6-K subsequently submitted by us to the SEC prior to the termination of the offering by identifying in such Forms 6-K that they, or certain parts of their contents, are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus and to be a part hereof from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and accompanying prospectus. The information we incorporate by reference is an important part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede the information contained in this prospectus supplement and accompanying prospectus.

We will provide you without charge, upon your written or oral request, with a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at: SaverOne 2014 Ltd., Em Hamoshavot Rd. 94, Petah Tikva, 4970602, Israel, Attention: Chief Financial Officer, Tel.: +972-3909-4177.

PROSPECTUS

SaverOne 2014 Ltd.

$50,000,000

Ordinary Shares

American Depositary Shares Representing Ordinary Shares

Subscription Rights

Warrants
Units

We may offer, issue and sell from time to time up to US $50,000,000 of our ordinary shares, including in the form of American Depositary Shares, or ADSs, warrants to purchase ordinary shares, including in the form of ADSs, subscription rights and a combination of such securities, separately or as units, in one or more offerings.

Each ADS represents 5 ordinary shares. This prospectus provides a general description of offerings of these securities that we may undertake.

We refer to the ADSs, ordinary shares, subscription rights, warrants and units, collectively, as the “securities” in this prospectus. We may offer, issue and sell the securities at an aggregate public offering price that will not exceed $50,000,000.

Each time we sell securities pursuant to this prospectus, we will provide in a supplement to this prospectus the price and any other material terms of any such offering. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference or deemed incorporated by reference into this prospectus, carefully before you invest in any securities. This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement.

We may, from time to time, offer to sell the securities, through public or private transactions, directly or through underwriters, agents or dealers, on or off the Nasdaq Capital Market, or Nasdaq, at prevailing market prices or at privately negotiated prices. If any underwriters, agents or dealers are involved in the sale of any of these securities, the applicable prospectus supplement will set forth the names of the underwriter, agent or dealer and any applicable fees, commissions or discounts.

Our ADSs are listed on Nasdaq under the symbol “SVRE”. On September 21, 2023, the closing price of our ADSs on Nasdaq was $0.78 per ADS. Our ordinary shares also trade on the Tel Aviv Stock Exchange, or the TASE, under the symbol “SVRE”. On September 21, 2023, the last reported sale price of our ordinary shares on the TASE was NIS 0.674 or $0.177 per share (based on the exchange rate reported by the Bank of Israel on the same day).

The aggregate market value of our outstanding voting and non-voting common equity held by non-affiliates on September 19, 2023, as calculated in accordance with General Instruction I.B.5. of Form F-3, was approximately $3.9 million. We have not offered any securities pursuant to General Instruction I.B.5 of Form F-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus.

Investing in our securities involves a high degree of risk. Please carefully consider the risks discussed in this prospectus under “Risk Factors” beginning on page 4 and the “Risk Factors” in “Item 3: Key Information- Risk Factors” of our most recent Annual Report on Form 20-F incorporated by reference in this prospectus and in any applicable prospectus supplement for a discussion of the factors you should consider carefully before deciding to purchase these securities.

Neither the Securities and Exchange Commission, the Israel Securities Authority nor any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 27, 2023

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ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement on Form F-3 that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may sell our securities described in this prospectus in one or more offerings up to a total dollar amount of $50,000,000.  This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Accordingly, you should refer to the registration statement and its exhibits for further information about us and our securities. Copies of the registration statement and its exhibits are on file with the SEC. Statements contained in this prospectus concerning the documents we have filed with the SEC are not intended to be comprehensive, and in each instance we refer you to a copy of the actual document filed as an exhibit to the registration statement or otherwise filed with the SEC.

Each time we offer our securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities we offer. The prospectus supplement may also add, update or change information contained in this prospectus.  This prospectus, together with applicable prospectus supplements and the documents incorporated by reference in this prospectus and any prospectus supplements, includes all material information relating to this offering. Please read carefully both this prospectus and any prospectus supplement together with additional information described below under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

This prospectus does not contain all of the information provided in the registration statement that we filed with the Commission. For further information about us or our securities, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized anyone to provide you with different information. We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. We are not making, nor will we make, an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any supplement to this prospectus is current only as of the dates on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

 This prospectus and the information incorporated by reference herein and therein include trademarks, service marks and trade names owned by us or other companies. Solely for convenience, trademarks referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or ™ symbols. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus or an accompanying prospectus supplement are the property of their respective owners.

OUR HISTORY

We were incorporated in Israel on November 16, 2014 under the name Saverone 2014 Ltd.

For purposes of this prospectus, “Company”, “SaverOne”, “we” or “our” refers to SaverOne 2014 Ltd. thereafter unless otherwise required by the context.

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INDUSTRY AND MARKET DATA

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we are responsible for all of the disclosures contained in this prospectus, including such statistical, market and industry data, we have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. In addition, while we believe the market opportunity information included in this prospectus is generally reliable and is based on reasonable assumptions, such data involves risks and uncertainties, including those discussed under the heading “Risk Factors.”

PRESENTATION OF FINANCIAL INFORMATION

The term “NIS” refers to New Israeli Shekels, the lawful currency of the State of Israel and the terms “dollar” or “$” refer to U.S. dollars, the lawful currency of the United States. We prepare our financial statements in NIS. This prospectus contains conversions of NIS amounts into U.S. dollars at specific rates solely for the convenience of the reader. Unless otherwise noted, for the purposes of the presentation of financial data, all conversions from NIS to U.S. dollars and from U.S. dollars to NIS were made at the rate of NIS 3.70 to $1.00, based on the representative exchange rate reported by the Bank of Israel on June 30, 2023. The dollar amounts presented in this prospectus should not be construed as representing amounts that are receivable or payable in dollars or convertible into dollars, unless otherwise indicated.

We report under International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB. None of the financial statements were prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

TRADEMARKS AND TRADENAMES

We own or have rights to trademarks, service marks and trade names that we use in connection with the operation of our business, including our corporate name, logos and website names. Other trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners. Solely for convenience, some of the trademarks, service marks and trade names referred to in this prospectus are listed without the ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our trademarks, service marks and trade names.

iii

OUR BUSINESS

This summary highlights selected information contained elsewhere in this prospectus that we consider important. This summary does not contain all of the information you should consider before investing in our securities. You should read this summary together with the entire prospectus, including the risks related to our business, our industry, investing in our ADSs and our location in Israel, that we describe under “Risk Factors” and our consolidated financial statements and the related notes included at the end of this prospectus before making an investment in our securities.

We are a technology company engaged in the design, development and commercialization of transportation and safety solutions, designed to save lives by preventing car accidents based on our patented technology of detecting, analyzing and locating cellular phone radio frequency, or RF, Signals. Using this core technology, we are developing two product lines. The first is an In Cabin Driver Distraction Prevention Solution, or DDPS, which comprises an aftermarket product for vehicles (i.e., vehicles already supplied to customers) that is in a commercial phase and an original equipment manufacturer, or OEM, product targeting vehicle manufacturers which is in development. The second is an Advanced Driver-Assistance System, or ADAS, product that detects vulnerable road users, or VRUs, and provides warning to the vehicle regarding potential collision.

Our DDPS, known also as the SaverOne system, provides an advanced driver safety solution that can identify and monitor mobile phones located in the driver’s vicinity and selectively block use of life-threatening applications. Our technology is based on our proprietary hardware, software and algorithms, and we believe it has significant advantages over our competitors’ because our solution meets the National Highway Traffic Safety Administration’s, or NHTSA, guidelines for a complete solution for distracted driving. Our DDPS solution can be utilized in commercial vehicles, buses, vehicles owned or leased by companies that are provided to employees, private vehicles and other forms of transportation.

The first-generation DDPS product was for the aftermarket vehicle market and was intended for private vehicles, trucks and buses. This Generation 1.0 was launched in late 2019, initially for private cars, and thereafter was made commercially available to trucks and buses. It is currently marketed in Israel as part of our pre-commercialization/early user campaign. We are working on pilot programs with various fleet and system integrators in the United States, Europe, Asia and APAC. As of June 30, 2023, over 3,900 systems have been ordered (which includes about 800 systems ordered as part of our ongoing Generation 1.0 pilot program and over 3,100 systems purchased in commercial orders by our Generation 1.0 and Generation 2.0 customers) and about 2,300 of these systems have been installed.

The second-generation DDPS product, which was released in the fourth quarter of 2022, replaced Generation 1.0 which we are phasing out in the first quarter of 2023. This Generation 2.0 is intended for the global automobile market. It includes significant improvements to our Generation 1.0 solution for maximal performance, compatibility with automobiles and cellular networks, market penetration and profitability. We are targeting the global aftermarket automobile market starting with the U.S. and Europe.

With respect to our DDPS OEM solution, we plan to integrate it into the vehicle manufacturing process, to be offered directly to customers by the vehicle manufacturer as part of the vehicle. We are currently working with one of the leading global OEMs in order to have the SaverOne technology integrated into vehicles during the manufacturing process. The OEM solution is in the early stage of development, and we expect to launch it during 2024. Since the development of our OEM solution is still in an early stage, it is too early to estimate the cost of development.

We are also developing a solution for detection of VRUs based on our second-generation technology. SaverOne’s VRU technology significantly enhances the performance of current ADAS sensors (i.e. camera, lidar and radar) through its superior abilities to deal with non-line of sight, or NLoS, hazards, adverse weather conditions and low-visibility. SaverOne’s solution is designed to detect VRUs ahead of the vehicle, providing the driver enough time to avoid and prevent collisions. It does this by detecting the exact location, direction of movement and speed of the VRU analysis of their cellphone signals, under all visibility conditions. Since the development of our VRU solution targets the vehicle manufacturers (a.k.a. the OEM market) and is still in an early stage, it is too early to estimate the cost of development.

In the past several years, we believe that public awareness and demand for driver safety technologies has grown substantially. While there are currently many driver-assistant products on the market, we believe that the safety of drivers will be substantially improved with our technology. Our mission is to enhance driver safety by providing a solution that is highly reliable and able to prevent certain driver distractions related to mobile phone usage while driving, which we believe is a major cause for driver distraction related automobile accidents. Mobile phone distracted driving is a leading cause of traffic accidents in the United States. According to a survey done by the NHTSA, 660,000 drivers in the United States attempt to use their mobile phones while driving at any given moment. The National Safety Council, or NSC reports that mobile phone use during driving causes approximately 1.6 million traffic accidents annually in the United States alone, leading to the death of approximately 4,600 people and injuring an additional 391,000 people. Moreover, the Federal Motor Carrier Safety Administration, or FMCSA, reported that 71% of commercially driven large-truck crashes occurred because of driver distraction.

Distracted driving due to mobile phone usage is not just a problem in the United States. A number of surveys conducted across Europe and Oceania have revealed troubling statistics about its prevalence across nations. In the Czech Republic, 36% of drivers admitted to using their phone almost every time they get behind the wheel. In both Spain and Ireland, 25% of drivers admitted to using their phone while driving. In Germany, at any given moment an average of 7% of all drivers are distracted while driving.  This problem of distracted driving extends to Australia as well, where one-quarter of drivers admitted to using their phone while driving.

Currently there are estimated to be 277 million cars and trucks on the road in the United States and 339 million cars and trucks on the road in Europe and 32 million new cars and trucks are added each year.

The ramifications of mobile phone distracted driving exceed the bounds of just physical damage, as they can be exceedingly costly for drivers as well. For example, expressed on a per death basis, the cost of all motor-vehicle crashes (fatal, nonfatal injury, and property damage) was $11,880,000 according to the NSC. In addition, the total societal and economic costs of distracted driving crashes in the United States was estimated at $871 billion according to the NHTSA. Specifically with regard to commercial vehicle crashes, the average total costs of commercial motor vehicle crashes for the years of 2012-2015 was over $11 billion per year according to the FMCSA. Accordingly, we believe that there is a tremendous financial incentive for a solution to this grave problem.

In response to the need for a solution to distracted driving resulting from the use of mobile phones, the NHTSA has published a comprehensive study suggesting that a complete solution must contain the following features: (i) the ability to distinguish between the driver’s area of the vehicle and the rest of the vehicle, (ii) does not depend on the cooperation of the driver, and (iii) selective blocking of cell phone applications. Our SaverOne system has been designed with these features in mind and it is for this reason that we believe that it is significantly better than the existing product solutions sold in the market.

The NHTSA’s driving guidelines do not constitute U.S. law and compliance does not result in compliance with U.S. driving safety regulations. In order to market our products to vehicle manufacturers we may be required to meet different types of regulations requirements such as International Organization for Standardization (ISO) 26262 Functional Safety Regulations (ASIL), the International Standard for Automotive Quality Management Systems (IAFT) 16949, Automotive Software Process Improvement and Capability Determination (SPICE) or other common quality management standards. In order to meet the quality requirements, we will have to cooperate with vehicle manufacturers, to receive their customers’ quality requirements that meet the requisite regulation of such customers and implement tools, processes and methodologies. Such implementation will require significant resources and funds and is expected to consume significant time and effort. We expect that only our OEM solution, which is a solution designed for the OEM market may require compliance with the foregoing regulations, whereas our Generation 1.0 and 2.0 solutions, both after-market solutions, are not required to comply with the foregoing regulations.

The SaverOne system currently has achieved safety and radiation certifications from Hermon Laboratories, an internationally approved testing and certification lab. SaverOne’s solution is certified for operating in Israel, the United States, Europe and Japan. These certifications assure that SaverOne product complies with the regulations/legislations in these countries/regions.

Strategy

Our objective is to develop and commercialize technologies and applications designed to save lives by preventing car accidents, by detecting, analyzing and locating cellular phone RF Signals. We are targeting two business segments. The first is the DDPS which targets two product lines: an aftermarket product that is in a commercial phase, and an OEM product which is in development. The second business segment is the ADAS segment for which we offer a sensor that is dealing with the detection of VRUs by providing a warning to the vehicle regarding potential collision. We plan to market our products worldwide, targeting vehicle manufacturers and Tier-1 companies (that integrate solutions and products into the vehicle manufacturing process) with our OEM integrated solutions, and the commercial fleets (trucks and other vehicles) and public transportation companies with our aftermarket solutions.

In order to expand the commercialization of our technologies and solutions, we intend to:

●	Increase the marketing and sales efforts of our SaverOne Generation 2.0 solution, which is an aftermarket solution that is deployed for private vehicles, commercial trucks and buses.

●	Complete the development of our OEM solution. The aim of our OEM solution is that it will be directly integrated into the vehicle manufacturing process for seamless integration in the driving experience.

●	Advance our commercialization efforts and infrastructure. We are advancing our commercialization efforts and infrastructure, including increasing our sales presence globally. As we have completed the development of our Generation 2.0 and advance our OEM solution, we intend to enlarge the production process, and to turn to potential customers, directly and/or through third-party distributors.

●	Complete the development of our ADAS VRU solution. The aim of our VRU solution is that it will be directly integrated into the vehicle manufacturing process for seamless integration in the driving experience, assisting with preventing collisions between vehicles and pedestrians or other road users.

●	Form alliances with industry leaders (i.e. vehicle integrators, components manufacturers) and OEMs. We plan to expand our collaboration with OEMs and Tier-1 companies in order to integrate the SaverOne solution directly into the vehicle manufacturing process for seamless integration in the driving experience.

●	Monitor and assist governmental regulatory initiatives for enforcing implementation of driver distraction prevention systems in the vehicle. We intend to approach regulators around the globe such as the United Nations Economic Commission for Europe (UN-ECE) and the NHTSA in the US, in order to present the SaverOne solution, which we believe will help advance broad adoption of regulations that will require vehicles to implement our solution.

Corporate Information

We were incorporated in Israel on November 16, 2014.

Our principal executive office is located at Em Hamoshavot Rd. 94, Petah Tikvah, Israel and our phone number is +972-3909-4177. We maintain a corporate website at https://saver.one. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers like SaverOne that file electronically with the SEC. The address of that site is www.sec.gov.

The information contained on, or that can be accessed through, our website is neither a part of nor incorporated into this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We have duly designated Puglisi & Associates, with offices at 850 Library Avenue, Newark, Delaware 1971, as our authorized agent in the United States in connection with this offering.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and under Item 3.D. – “Risk Factors” in our most recent Annual Report on Form 20-F, or any updates in our Reports on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.

OFFER STATISTICS AND EXPECTED TIMETABLE

We may sell from time to time pursuant to this prospectus (as may be detailed in prospectus supplements) an indeterminate number of securities as shall have a maximum aggregate offering price of $50,000,000.  The actual per share price of the securities that we will offer pursuant hereto will depend on a number of factors that may be relevant as of the time of offer (see “Plan of Distribution” below).

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein and therein by reference contain statements and information that involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms including “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” and similar expressions intended to identify forward-looking statements, but these are not the only ways these statements are identified. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. You should not put undue reliance on any forward-looking statements. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements. Readers are encouraged to consult the Company’s filings made on Form 6-K, which are periodically filed with or furnished to the SEC.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

●	the ability of our technology to substantially improve the safety of drivers;

●	our planned level of revenues and capital expenditures;

●	our ability to market and sell our products;

●	our plans to continue to invest in research and development to develop technology for both existing and new products;

●	our intention to advance our technologies and commercialization efforts;

●	our intention to use local distributors in each country or region that we will conduct business to distribute our products or technology;

●	our plan to seek patent, trademark and other intellectual property rights for our products and technologies in the United States and internationally, as well as our ability to maintain and protect the validity of our currently held intellectual property rights;

●	our expectations regarding future changes in our cost of revenues and our operating expenses;

●	interpretations of current laws and the passage of future laws;

●	acceptance of our business model by investors;

●	the ability to correctly identify and enter new markets;

●	the impact of competition and new technologies;

●	general market, political and economic conditions in the countries in which we operate;

●	projected capital expenditures and liquidity

●	our intention to retain key employees, and our belief that we maintain good relations with all of our employees;

●	any resurgence of the COVID-19 pandemic and its impact on our business and industry; and

●	those factors referred to in our in our most recent Annual Report on Form 20-F (or any updates in our Reports on Form 6-K) incorporated by reference herein in “Item 3. Key Information - D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects,” as well as in our 2022 Annual Report generally, which is incorporated by reference into this prospectus.

The preceding list is not intended to be an exhaustive list of any forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information available to us. These statements are only predictions based upon our current expectations and projections about future events. There are important factors that could cause our actual results to differ materially from the results expressed or implied by the forward-looking statements. We discuss many of these risks in Item 3.D. – “Risk Factors” in our most recent Annual Report on Form 20-F, or any updates in our Reports on Form 6-K. Given these uncertainties, you should not rely upon forward-looking statements as predictions of future events.

The forward-looking statements contained in this prospectus are based upon information available to our management as of the date of this prospectus and, while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. The forward-looking statements contained in this prospectus are expressly qualified in their entirety by this cautionary statement. Except as required by law, we undertake no obligation to update publicly any forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

CAPITALIZATION

The following table presents our capitalization as of June 30, 2023 on an actual basis.

This table should be read in conjunction with our financial statements and the notes thereto incorporated by reference herein and the accompanying prospectus.

	As of June 30, 2023
	Actual
	(NIS, in thousands, except share data)	Convenience translation into USD in thousands (1)
Cash and cash equivalents and short-term bank deposits	18,578	5,021
Ordinary shares, value NIS 0.01: 100,000,000 shares authorized, 28,321,656 shares issued and outstanding (actual)	-	-
Share capital and premium	118,559	32,043
Capital reserves in respect of share-based payment	10,523	2,844
Accumulated deficit	(119,528)	(32,305)
Total shareholders’ capital equity	9,554	2,582

(1)	Calculated using the exchange rate reported by the Bank of Israel for June 30, 2023, at the rate of one U.S. dollar per NIS 3.70.

Unless otherwise indicated, the number of ordinary shares outstanding prior to and after this offering is based on 28,321,656 ordinary shares outstanding as of June 30, 2023. The number of ordinary shares referred to above to be outstanding after this offering and, unless otherwise indicated, the other information in this prospectus, excludes as of such date:

●	1,850,230 ordinary shares issuable upon exercise of options outstanding under the Saverone 2014 Ltd. 2015 Share Incentive Plan, or the 2015 Plan, at a weighted average exercise price of NIS 5.63 (approximately $1.52) per share;

●	1,149,770 ordinary shares reserved for future issuance under our 2015 Plan;

●	787,550 ordinary shares issuable upon the exercise of warrants granted to the underwriters in connection with our initial public offering in the United States in June 2022, or IPO;

●	16,383,410 ordinary shares issuable upon the exercise of warrants sold in our IPO in June 2022; and

●	24,459,240 ordinary shares issued and additional ordinary shares that we may issue from time to time to YA II PN, LTD., or YA, pursuant to that certain Standby Equity Purchase Agreement dated June 5, 2023 that we entered into with YA (the “Purchase Agreement”), as amended on December 11, 2023 and March 25, 2024 (the “Amendments”), should we elect to sell such ordinary shares to YA.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds of this offering for global sales and marketing expansion, research and development, working capital, general corporate purposes and possible future acquisitions. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds.

The intended application of proceeds from the sale of any particular offering of securities using this prospectus will be described in the accompanying prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend on our funding requirements and the availability and costs of other funds.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital is a summary of the material terms of our Articles and Israeli corporate law regarding our ordinary shares and the holders thereof. This description contains all material information concerning our ordinary shares but does not purport to be complete.

Ordinary Shares

As of September 21, 2023, our authorized share capital consisted of 100,000,000 ordinary shares, par value NIS 0.01 per share, of which 29,404,991 ordinary shares were issued and outstanding as of such date.

All of our outstanding ordinary shares are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights.

Registration number and purposes of the company

Our registration number with the Israeli Registrar of Companies is 515154607. Our purpose as set forth in our articles of association is to engage in any lawful activity.

Voting rights and conversion

All ordinary shares will have identical voting and other rights in all respects.

Transfer of shares

Our fully-paid ordinary shares are issued in registered form and may be freely transferred under our articles of association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Election of directors

Our ordinary shares do not have cumulative voting rights for the election of directors. As a result, the holders of a majority of the voting power represented at a shareholders meeting have the power to elect all of our directors, subject to the special approval requirements for external directors under the Companies Law described under “Management — External directors.”

Under our articles of association, our board of directors must consist of no less than three but no more than 12 directors, including external directors. Pursuant to our articles of association, other than the external directors, for whom special election requirements apply under the Companies Law, the vote required to appoint a director is a simple majority vote of holders of our voting shares participating and voting at the relevant meeting.

In addition, our articles of association allow our board of directors to appoint new directors to fill in vacancies which can occur for any reason or as additional directors, provided that the number of board members shall not exceed the maximum number of directors mentioned above. The appointment of a director by the board shall be in effect until the following annual general meeting of the shareholders or until the end of the director’s tenure in accordance with our articles of association.

Our external directors have a term of office of three years under Israeli law and may be elected for up to two additional three-year terms under the circumstances described above. External directors may be removed from office only under the limited circumstances set forth in the Companies Law. See “— External directors” for a description of the procedure for the election and dismissal of external directors.

Dividend and liquidation rights

We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our articles of association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial statements, provided that the date of the financial statements is not more than six months prior to the date of the distribution, or we may distribute dividends that do not meet such criteria only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and the court, if applicable, determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due. As of December 31, 2021, we did not have distributable earnings pursuant to the Companies Law.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future. For more information, see “Dividend Policy.”

Exchange controls

There are currently no Israeli currency control restrictions on remittances of dividends on our ordinary shares, proceeds from the sale of the shares or interest or other payments to non-residents of Israel.

Shareholder meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once each calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All general meetings other than the annual meeting of shareholders are referred to in our articles of association as special meetings. Our board of directors may call special meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that our board of directors is required to convene a special meeting upon the written request of (i) any two of our directors or one-quarter of the members of our board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% or more of our outstanding voting power or (b) 5% or more of our outstanding voting power.

Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting may request that the board of directors include a matter in the agenda of a general meeting to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting. Also, one or more shareholders holding at least 5% of our voting rights may request that we convene an extraordinary general meeting of shareholders.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between no less than 28 days and no more than 40 days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our articles of association;

●	appointment or termination of our auditors;

●	appointment of external directors;

●	approval of certain related party transactions;

●	increases or reductions of our authorized share capital;

●	mergers; and

●	the exercise of our board of director’s powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

Under our articles of association, we are required to publish notice of any annual or special general meeting in two widely-published, Hebrew-language daily newspapers, or on our website and are not required to give notice of any annual general meeting or special general meeting to our registered shareholders, unless otherwise required by law. The Companies Law requires that a notice of any annual general meeting or special general meeting be provided to our shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, or as otherwise required under applicable law, notice must be provided at least 35 days prior to the meeting. Under the Companies Law, shareholders are not permitted to take action by written consent in lieu of a meeting.

Voting rights

Quorum requirements

Pursuant to our articles of association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting. The quorum required for our general meetings of shareholders consists of at least two shareholders present in person, by proxy or written ballot who hold or represent between them at least 25% of the total outstanding voting rights. A meeting adjourned for lack of a quorum is generally adjourned to the next week at the same time and place or to a different time or date if so specified in the notice of the meeting. At the reconvened meeting, any number of shareholders present in person or by proxy shall constitute a lawful quorum, instead of 25% otherwise required by the Companies Law.

Vote requirements

Our articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Companies Law or by our articles of association. Pursuant to our articles of association, an amendment to our articles of association regarding any change to the board composition will require a simple majority. Under the Companies Law, each of (i) the approval of an extraordinary transaction with a controlling shareholder and (ii) the terms of employment or other engagement of the controlling shareholder of the company or such controlling shareholder’s relative (even if not extraordinary) requires the approval described above under “Management — Fiduciary duties and approval of related-party transactions — Approval of related-party transactions.” Certain transactions with respect to remuneration of our office holders and directors require further approvals described above under “Management — Fiduciary duties and approval of related-party transactions — Director and officer compensation.” Under our articles of association, any change to the rights and privileges of the holders of any class of our shares requires a simple majority of the class so affected (or such other percentage of the relevant class that may be set forth in the governing documents relevant to such class), in addition to the ordinary majority vote of all classes of shares voting together as a single class at a shareholder meeting. Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Companies Law, which requires the approval of holders of 75% of the voting rights represented at the meeting, in person, by proxy or by voting deed and voting on the resolution.

Access to corporate records

Under the Companies Law, shareholders are entitled to access to minutes of our general meetings, our shareholders register and principal shareholders register, our articles of association, our financial statements and any document that we are required by law to file publicly with the Israel Securities Authority. In addition, shareholders may request any document related to an action or transaction requiring shareholder approval under the related-party transaction provisions of the Companies Law. We may deny this request if we believe it has not been made in good faith or if such denial is necessary to protect our interest or protect a trade secret or patent.

Shareholder duties

Under the Companies Law, a shareholder has a duty to act in good faith and customary manner toward the company and other shareholders and to refrain from abusing its power in the company. This duty applies, among other things, when voting at a meeting of shareholders on an amendment to the articles of association, an increase of the authorized share capital, a merger or certain related-party transactions.

In addition, certain shareholders have a duty of fairness toward the company. These shareholders include any controlling shareholder, any shareholder that knows that it possesses the power to determine the outcome of a shareholder vote and any shareholder who, under our articles of association, has the power to appoint or to prevent the appointment of a director or officer of the company or to exercise another power with respect to the company. The Companies Law does not define the substance of this duty of fairness. However, a shareholder’s breach of the duty of fairness is subject to laws regarding breaches of contracts and takes into account the status of such shareholder with respect to the company.

Acquisitions under Israeli law

Full tender offer

A person wishing to acquire shares of a publicly-traded company incorporated in Israel, and who would, as a result, hold over 90% of the target company’s issued and outstanding share capital is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether or not such shareholder accepted the tender offer, may, within six months from the date of acceptance of the tender offer, petition an Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above.

If a tender offer is not accepted in accordance with the requirements set forth above, the acquirer may not acquire shares from shareholders who accepted the tender offer that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class.

Special tender offer

The Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if, as a result of the acquisition, the purchaser would become a holder of 25% of the voting rights in the company, unless there is already a person holding 25% of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if, as a result of the acquisition, the purchaser would become a holder of more than 45% of the voting rights in the company, unless there is already a person holding more than 45% of the voting rights in the company. These requirements do not apply if the acquisition (i) occurs in the context of a private placement by the company that received shareholder approval or (ii) was from a 25% or 45% shareholder, as the case may be. The tender offer must be extended to all shareholders, but the offeror is not required to purchase more than 5% of the company’s outstanding shares, regardless of how many shares are tendered by shareholders. The tender offer generally may be consummated only if (i) at least 5% of the voting rights in the company will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Companies Law are met, by a majority vote of each party’s shares.

Special rules govern a merger with an acquiror that is already affiliated with the target. Unless a court rules otherwise, the merger must also be approved by at least 50% of the votes of the shares of the target that are held by the shareholders other than (i) the acquiror and (ii) any person (or group of persons acting in concert) who holds 25% or more of the voting rights of the acquiror, or the right to appoint 25% or more of the directors of the acquiror. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders (as described under “Management — Fiduciary duties and approval of related-party transactions— Approval of related-party transactions”). If the transaction would have been approved by the shareholders of a merging company but for the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value to the parties to the merger and the consideration offered to the shareholders of the company.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be consummated unless at least 50 days have passed from the date on which a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and at least 30 days have passed from the date on which the merger was approved by the shareholders of each party.

Borrowing powers

Pursuant to the Companies Law and our articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our articles of association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Changes in capital

Our articles of association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Companies Law and must be approved by a resolution duly passed by our shareholders at a general meeting. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver our ADSs. Each ADS will represent five ordinary shares (or a right to receive three ordinary shares) deposited with Bank Leumi, as custodian for the depositary in Israel. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s office at which our ADSs will be administered is located at the depositary’s principal executive office, at 240 Greenwich Street, New York, N.Y. 10286.

You may hold ADSs either (A) directly (i) by having an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name or (ii) by having uncertificated ADSs registered in your name or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in the DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold our ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Israeli law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and our ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. For directions on how to obtain copies of those documents see “Where You Can Find Additional Information.”

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes or other governmental charges that must be paid will be deducted. See “Taxation and Government Programs.” It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell ordinary shares which would require it to deliver a fraction of an ADS (or ADSs representing those ordinary shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed ordinary shares (or ADSs representing those ordinary shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional ordinary shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of ordinary shares, new ADSs representing the new ordinary shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary will have a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, ordinary shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver our ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs for the purpose of withdrawal at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying our ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited ordinary shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of Israel and the provisions of our articles of association or similar documents, to vote or to have its agents vote the ordinary shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the ordinary shares. However, you may not know about the meeting enough in advance to withdraw the ordinary shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your ordinary shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the Depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the Depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing ordinary shares or ADS holders must pay	For
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	Issuance of ADSs, including issuances resulting from a distribution of ordinary shares or rights or other property Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.05 (or less) per ADS	Any cash distribution to ADS holders

Persons depositing or withdrawing ordinary shares or ADS holders must pay	For
A fee equivalent to the fee that would be payable if securities distributed to you had been ordinary shares and the ordinary shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

$.05 (or less) per ADS per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of ordinary shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw ordinary shares

Expenses of the depositary	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or ordinary shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates, or the custodian or we may convert currency and pay U.S. dollars to the depositary. Where the depositary converts currency itself or through any of its affiliates, the depositary acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligation to act without negligence or bad faith. The methodology used to determine exchange rates used in currency conversions made by the depositary is available upon request. Where the custodian converts currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to ADS holders, and the depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate. In certain instances, the depositary may receive dividends or other distributions from us in U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by us and, in such cases, the depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor we make any representation that the rate obtained or determined by us is the most favorable rate and neither it nor we will be liable for any direct or indirect losses associated with the rate.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a subdivision, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of our ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:

●	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

●	we delist our ordinary shares from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market;

●	we delist our shares from an exchange outside the United States on which the were listed and do not list the shares on another exchange outside the United States;

●	the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act of 1933;

●	we appear to be insolvent or enter insolvency proceedings;

●	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

●	there are no deposited securities underlying our ADSs or the underlying deposited securities have become apparently worthless; or

●	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities, or reverse previously-accepted surrenders of that kind that have not settled, if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to our ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

●	are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

●	are not liable if we exercise or it exercises discretion permitted under the deposit agreement;

●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

●	have no obligation to become involved in a lawsuit or other proceeding related to our ADSs or the deposit agreement on your behalf or on behalf of any other person;

●	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

●	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

●	the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Ordinary Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying ordinary shares at any time except:

●	when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

●	when you owe money to pay fees, taxes and similar charges; or

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we are the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, or DRS, and Profile Modification System, or Profile, will apply to our ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is feature of DRSs that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or our ADSs.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase our ordinary shares and/or our ADSs. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the shareholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The prospectus supplement relating to any subscription rights we offer, if any, will, to the extent applicable, include specific terms relating to the offering, including some or all of the following:

●	the price, if any, for the subscription rights;

●	the exercise price payable for each ordinary share and/or ADS upon the exercise of the subscription rights;

●	the number of subscription rights to be issued to each shareholder;

●	the number and terms of the ordinary shares and/or ADSs which may be purchased per each subscription right;

●	the extent to which the subscription rights are transferable;

●	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

●	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

●	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

●	if applicable, the material terms of any standby underwriting or purchase arrangement which may be entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription right agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of the applicable subscription right agreement if we offer subscription rights, see “Where You Can Find More Information” beginning on page 23 and “Documents Incorporated by Reference” beginning on page 24. We urge you to read the applicable subscription right agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of ADSs. We may issue warrants independently of or together with ordinary shares (including ordinary shares represented by ADSs) offered by any prospectus supplement, and we may attach the warrants to, or issue them separately from, ordinary shares (including ordinary shares represented by ADSs). Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered warrants. The warrant agent will act solely as our agent in connection with the warrant certificates relating to the warrants and will not assume any obligation or relationship of agency or trust with any holders of warrant certificates or beneficial owners of warrants. The following summaries of certain provisions of the warrant agreements and warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the warrant agreement and the warrant certificates relating to each series of warrants which we will file with the SEC and incorporate by reference as an exhibit to the registration statement of which this prospectus is a part at or prior to the time of the issuance of any series of warrants.

General

The applicable prospectus supplement will describe the terms of the warrants, including as applicable:

●	the offering price;

●	the aggregate number or amount of underlying securities purchasable upon exercise of the warrants and the exercise price;

●	the number of warrants being offered;

●	the date, if any, after which the warrants and the underlying securities will be transferable separately;

●	the date on which the right to exercise the warrants will commence, and the date on which the right will expire, or the Expiration Date;

●	the number of warrants outstanding, if any;

●	any material Israeli and/or U.S. federal income tax consequences;

●	the terms, if any, on which we may accelerate the date by which the warrants must be exercised; and;

●	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrants will be offered and exercisable for U.S. dollars only and will be in registered form only.

Holders of warrants will be able to exchange warrant certificates for new warrant certificates of different denominations, present warrants for registration of transfer, and exercise warrants at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of any warrants, holders of the warrants to purchase ordinary shares will not have any rights of holders of ordinary shares, including the right to receive payments of dividends, if any, or to exercise any applicable right to vote.

Certain Risk Considerations

Any warrants we issue will involve a degree of risk, including risks arising from fluctuations in the price of the underlying ordinary shares and general risks applicable to the securities market (or markets) on which the underlying securities trade, as applicable. Prospective purchasers of the warrants will need to recognize that the warrants may expire worthless, and, thus, purchasers should be prepared to sustain a total loss of the purchase price of their warrants. This risk reflects the nature of a warrant as an asset that, other factors held constant, tends to decline in value over time and that may, depending on the price of the underlying securities, become worthless when it expires. The trading price of a warrant at any time is expected to increase if the price of or, if applicable, dividend rate on, the underlying securities increases. Conversely, the trading price of a warrant is expected to decrease as the time remaining to expiration of the warrant decreases and as the price of or, if applicable, dividend rate on, the underlying securities, decreases. Assuming all other factors are held constant, the more a warrant is “out-of-the-money” (i.e., the more the exercise price exceeds the price of the underlying securities and the shorter its remaining term to expiration), the greater the risk that a purchaser of the warrant will lose all or part of his or her investment. If the price of the underlying securities does not rise before the warrant expires to an extent sufficient to cover a purchaser’s cost of the warrant, the purchaser will lose all or part of his or her investment in the warrant upon expiration.

In addition, prospective purchasers of the warrants should be experienced with respect to options and option transactions, should understand the risks associated with options and should reach an investment decision only after careful consideration, with their financial advisers, of the suitability of the warrants in light of their particular financial circumstances and the information discussed in this prospectus and, if applicable, the prospectus supplement. Before purchasing, exercising or selling any warrants, prospective purchasers and holders of warrants should carefully consider, among other things:

●	the trading price of the warrants;

●	the price of the underlying securities at that time;

●	the time remaining to expiration; and

●	any related transaction costs.

Some of the factors referred to above are in turn influenced by various political, economic and other factors that can affect the trading price of the underlying securities and should be carefully considered prior to making any investment decisions.

Purchasers of the warrants should further consider that the initial offering price of the warrants may be in excess of the price that a purchaser of options might pay for a comparable option in a private, less liquid transaction. In addition, it is not possible to predict the price at which the warrants will trade in the secondary market or whether any such market will be liquid. We may, but will not be obligated to, file an application to list any warrants on a U.S. national securities exchange. To the extent that any warrants are exercised, the number of warrants outstanding will decrease, which may result in a lessening of the liquidity of the warrants. Finally, the warrants will constitute our direct, unconditional and unsecured obligations and, as such, will be subject to any changes in our perceived creditworthiness.

Exercise of Warrants

Each holder of a warrant will be entitled to purchase that number or amount of underlying securities, at the exercise price, as will in each case be described in the prospectus supplement relating to the offered warrants. After the close of business on the Expiration Date (which may be extended by us), unexercised warrants will become void.

Holders may exercise warrants by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the underlying securities purchasable upon exercise, together with the information set forth on the reverse side of the warrant certificate. Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within two (2) business days of the warrant certificate evidencing the exercised warrants. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the underlying securities purchasable upon such exercise. If fewer than all of the warrants represented by a warrant certificate are exercised, we will issue a new warrant certificate for the remaining amount of warrants.

Amendments and Supplements to Warrant Agreements

We may amend or supplement the warrant agreement without the consent of the holders of the warrants issued under the agreement to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement will describe:

●	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

●	the material terms of a unit agreement under which the units will be issued;

●	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

●	whether the units will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units. For more information on how you can obtain copies of the applicable unit agreement if we offer units, see “Where You Can Find More Information” beginning on page 23 and “Incorporation of Certain Documents by Reference” beginning on page 24. We urge you to read the applicable unit agreement and any applicable prospectus supplement in their entirety.

TAXATION

The material Israeli and U.S. federal income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the prospectus supplement offering those securities or incorporated by reference from our Annual Report on Form 20-F or other public filings we make with the SEC.

PLAN OF DISTRIBUTION

The securities being offered by this prospectus may be sold:

●	through agents;

●	to or through one or more underwriters on a firm commitment or agency basis;

●	through put or call option transactions relating to the securities;

●	to or through dealers, who may act as agents or principals, including a block trade (which may involve crosses) in which a broker or dealer so engaged will attempt to sell as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	through privately negotiated transactions;

●	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

●	directly to purchasers, including our affiliates, through a specific bidding or auction process, on a negotiated basis or otherwise; to or through one or more underwriters on a firm commitment or best efforts basis;

●	exchange distributions and/or secondary distributions;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	in “at-the-market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act to or through a market maker or into an existing trading market, on an exchange or otherwise;

●	transactions not involving market makers or established trading markets, including direct sales or privately negotiated transactions;

●	transactions in options, swaps or other derivatives that may or may not be listed on an exchange or

●	through any other method permitted pursuant to applicable law; or

●	through a combination of any such methods of sale.

At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us and any discounts, commissions or concessions allowed or re-allowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on The Nasdaq Capital Market or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Any dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If any such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

To the extent that we make sales to or through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a distribution agreement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will sell any of our listed securities to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell any of our listed securities on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The distribution agreement will provide that any of our listed securities which are sold will be sold at prices related to the then prevailing market prices for our listed securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our listed securities. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the securities and may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of the indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries.

Any person participating in the distribution of securities registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our securities by that person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our securities to engage in market-making activities with respect to our securities. These restrictions may affect the marketability of our securities and the ability of any person or entity to engage in market-making activities with respect to our securities.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions, penalty bids and other transactions that stabilize, maintain or otherwise affect the price of the offered securities. These activities may maintain the price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below:

●	a stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

●	a syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

●	a penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

In addition, ordinary shares, ADSs or warrants may be issued upon conversion of or in exchange for other securities.

Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

Any securities that qualify for sale pursuant to Rule 144 or Regulation S under the Securities Act, may be sold under Rule 144 or Regulation S rather than pursuant to this prospectus.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of shares, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of shares. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or in connection with a simultaneous offering of other securities offered by this prospectus.

LEGAL MATTERS

The validity of our securities and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Doron Tikotzky Kantor Gutman & Amit Gross. The validity of our securities being offered by this prospectus and certain legal matters in connection with this offering relating to U.S. federal law will be passed upon for us by Greenberg Traurig, P.A., Tel Aviv, Israel. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Fahn Kanne & Co. Grant Thornton Israel, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3, including amendments and relevant exhibits and schedules, under the Securities Act covering the ordinary shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement, summarizes material provisions of contracts and other documents that we refer to in the prospectus. Since this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement and its exhibits and schedules for further information with respect to us and our ordinary shares. Our SEC filings, including the registration statement, are also available to you on the SEC’s Web site at http://www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements we file reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholder are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference our publicly filed reports into this prospectus, which means that information included in those reports is considered part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus.

This prospectus incorporates by reference the documents listed below, which have been previously filed with the SEC:

●	our Annual Report on Form 20-F for the year ended December 31, 2022, filed with the SEC on April 27, 2023;

●	our Report on Form 6-K filed with the SEC on May 17, 2023 (solely with respect to the first and second paragraphs of the press release attached as Exhibit 99.1 thereto and the text under the heading “About the SaverOne System”), June 6, 2023, July 7, 2023, August 1, 2023 (solely with respect to the first paragraph of the press release attached as Exhibit 99.1 thereto and the text under the heading “About the SaverOne System”), August 8, 2023, August 9, 2023, August 14, 2023 and August 29, 2023 (solely with respect to Exhibit 99.1 and Exhibit 99.2);

●	The description of our ordinary shares contained in Exhibit 2.1 to our Annual Report on Form 20-F for the year ended December 31, 2022, filed with the SEC on April 27, 2022, including any amendment or report filed with the SEC for the purpose of updating such description.

We also incorporate by reference into this prospectus and any accompanying prospectus supplement additional documents that we may file with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement until we have sold all of the securities to which this prospectus supplement relates or the offering is otherwise terminated.

The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers like us that file electronically with the SEC.

We will furnish without charge to you, on written or oral request, a copy of any or all of the above documents, other than exhibits to such documents which are not specifically incorporated by reference therein. You should direct any requests for documents to:

SaverOne 2014 Ltd.

Em Hamoshavot Rd. 94

Petah Tikva, 4970602, Israel

Attention: Chief Financial Officer

Tel.: +972-3909-4177

The information relating to us contained in this prospectus is not comprehensive and should be read together with the information contained in the incorporated documents. Descriptions contained in the incorporated documents as to the contents of any contract or other document may not contain all of the information which is of interest to you. You should refer to the copy of such contract or other document filed as an exhibit to our filings.

ENFORCEABILITY OF CIVIL LIABILITIES

Israel

We have been informed by our legal counsel in Israel, Doron Tikotzky Kantor Gutman & Amit Gross, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

●	the judgment is final and is not subject to any right of appeal;

●	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts;

●	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

●	the liabilities under the judgment are enforceable according to the laws of the State of Israel and the judgment and the enforcement of the civil liabilities set forth in the judgment is not contrary to the law or public policy in Israel nor likely to impair the security or sovereignty of Israel;

●	the judgment was not obtained by fraud and does not conflict with any other valid judgments in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

●	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli CPI plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

Puglisi & Associates is the U.S. agent authorized to receive service of process in any action against us arising out of this offering. The address of Puglisi& Associates is 850 Library Avenue, Newark, Delaware 19711.

EXPENSES

The following is an estimate of the expenses (all of which are to be paid by us) that we may incur in connection with the securities being registered hereby. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

SEC registration fees		$5,510
FINRA filing fee		$8,000
Legal fees and expenses	$	*
Accountants fees and expenses	$	*
Printing Fees	$	*
Miscellaneous	$	*
Total	$	*

*	These fees and expenses depend on the securities offered and the number of issuances and accordingly cannot be estimated at this time.

2,171,433 American Depositary Shares representing 195,428,970 Ordinary Shares

SaverOne 2014 Ltd.

PROSPECTUS SUPPLEMENT

January 30, 2025